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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CORPORATE OFFICE PROPERTIES TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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6711 Columbia Gateway Drive, Suite 300 Columbia, Maryland 21046-2104 Telephone 443-285-5400 Facsimile 443-285-7650 www.copt.com NYSE: OFC

To:	Our Shareholders
From:	Roger A. Waesche, Jr.
Subject:	Invitation to the Corporate Office Properties Trust 2012 Annual Meeting of Shareholders

        You are cordially invited to attend our 2012 Annual Meeting of Shareholders to be held on May 10, 2012 at 9:30 a.m. at 6711 Columbia Gateway Drive, Suite 300, Columbia, Maryland 21046, our corporate headquarters.

        At this year's meeting, you will be asked to vote on the election of ten members of our Board of Trustees; the ratification of PricewaterhouseCoopers LLP's appointment as our independent registered public accounting firm for the current fiscal year; and approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the proxy statement for this meeting. The notice of annual meeting and proxy statement accompanying this letter contain further information about these items and the meeting itself, including the different methods you can use to vote your proxy.

        In addition to the formal business to be transacted, we will make a presentation regarding our accomplishments in 2011 and other recent developments. You will have the opportunity at this meeting to ask questions and make comments.

        We have elected to use the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders via the Internet. We believe that these rules allow us to provide our shareholders with the information they need, while lowering the costs of printing and delivery and reducing the environmental impact of our annual meeting.

        I hope to see you at the meeting.

Roger A. Waesche, Jr. President

6711 Columbia Gateway Drive, Suite 300 Columbia, Maryland 21046-2104 Telephone 443-285-5400 Facsimile 443-285-7650 www.copt.com NYSE: OFC

March 29, 2012

Notice of Annual Meeting of Shareholders

Date:	Thursday, May 10, 2012
Time:	9:30 a.m.
Place:	Corporate Office Properties Trust 6711 Columbia Gateway Drive Suite 300 Columbia, Maryland 21046

        We will hold our 2012 Annual Meeting of Shareholders on May 10, 2012 at 9:30 a.m. at our corporate headquarters. During the Annual Meeting, we will consider and take action on proposals to:

  1.
  Elect ten Trustees;

  2.
  Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year;

  3.
  Approve, on an advisory basis, the compensation of our named executive officers as disclosed in the proxy statement to this meeting; and

  4.
  Transact any other business properly brought before the Annual Meeting.

        You may vote on these proposals if you were a shareholder of record at the close of business on March 13, 2012.

By order of the Board of Trustees,

Karen M. Singer Senior Vice President, General Counsel and Secretary

PROXY STATEMENT

        This proxy is being used to permit all holders of the common shares of beneficial interest ("common shares") of Corporate Office Properties Trust (the "Company") to vote since many may be unable to attend the 2012 Annual Meeting of Shareholders (the "Annual Meeting") in person. Our Board of Trustees (the "Board") encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting. We will begin distribution and electronic availability of this proxy statement and proxy card on or about March 29, 2012.

        In accordance with the rules of the Securities and Exchange Commission (the "SEC"), instead of mailing a printed copy of our proxy materials to each shareholder of record or beneficial owner, we are now furnishing our proxy materials (proxy statement for Annual Meeting, proxy card and 2011 Annual Report) by providing access to these materials on the Internet. Our shareholders will not receive printed copies of the proxy materials unless they request this form of delivery. Printed copies will be provided upon request at no charge.

        A Notice of Meeting and Internet Availability of Proxy Materials ("Notice of Internet Availability") will be mailed to our shareholders on or about March 29, 2012. We are providing the Notice of Internet Availability in lieu of mailing the printed proxy materials and are instructing our shareholders as to how they may: (1) access and review our proxy materials on the Internet; (2) submit their proxy; and (3) receive printed proxy materials. Shareholders may request to receive printed proxy materials by mail or electronically by e-mail on an ongoing basis by following the instructions in the Notice of Internet Availability. We believe that providing future proxy materials by e-mail will save us some of the costs associated with printing and delivering the materials and reduce the environmental impact of our annual meetings. A request to receive proxy materials in printed form by mail or by e-mail will remain in effect until such time as the shareholder elects to terminate it.

        Corporate Office Properties Trust's mailing address is 6711 Columbia Gateway Drive, Suite 300, Columbia, Maryland 21046. Corporate Office Properties Trust's Internet address is www.copt.com. The information on our Internet site is not part of this proxy statement.

General Information

What will shareholders be voting on at the Annual Meeting?

  1.
  The election of ten Trustees.

  2.
  The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

  3.
  Advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement.

  4.
  Any other business that properly comes before the Annual Meeting for a vote.

Who is entitled to vote at the Annual Meeting and how many votes do they have?

        Common shareholders of record at the close of business on March 13, 2012 may vote at the Annual Meeting. Each share has one vote. There were 72,038,935 common shares outstanding on March 13, 2012.

How do I vote?

        You must be present, or represented by proxy, at the Annual Meeting in order to vote your shares. Since many of our shareholders are unable to attend the Annual Meeting in person, we send the Notice of Internet Availability and, if requested, proxy cards to enable all of our shareholders to vote.

What is a proxy?

        A proxy is a person you appoint to vote on your behalf. If you vote by Internet, telephone or proxy card, your shares will be voted by the identified proxies.

        You can vote in one of three ways:

  1.
  By Internet.    To vote using the Internet, go to the website listed on your Notice of Internet Availability or proxy card. You will need to follow the instructions on that website.

  2.
  By telephone.    To vote by telephone, call the toll free number listed on your Notice of Internet Availability or proxy card. You will need to follow the instructions and the prompts from the telephone voting system.

  3.
  By mail.    If you requested printed proxy materials and wish to vote by mail, simply mark, sign and date the proxy card and return it in the postage-paid envelope provided.

        If you vote by Internet or telephone, you should not return your proxy card.

        If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

How will my proxies vote my shares?

        Your proxies will vote according to your voting instructions. If you provide voting instructions but the instructions you provide do not indicate your vote on business matters, your proxies will vote as follows:

  •
  "FOR" each of the nominees for Trustee listed in Proposal 1;

  •
  "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year; and

  •
  "FOR" approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.

        We do not intend to bring any other matter for a vote at the Annual Meeting, and we do not know of anyone else who intends to do so. However, your proxies are authorized to vote on your behalf, in their discretion, on any other business that properly comes before the Annual Meeting.

How do I revoke my proxy?

        You may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

  •
  Notifying our Senior Vice President, General Counsel and Secretary, Karen M. Singer, in writing at our mailing address set forth on the first page of this proxy statement, that you are revoking your proxy;

  •
  Executing a later dated proxy card;

  •
  If previous instructions were given through the Internet or by telephone, by providing new instructions by the same means; or

  •
  Attending and voting by ballot at the Annual Meeting.

Who will count the votes?

        An officer of Corporate Office Properties Trust will act as the Inspector of Election and will count the votes.

What constitutes a quorum?

        As of March 13, 2012, Corporate Office Properties Trust had 72,038,935 common shares outstanding. A majority of the outstanding shares present or represented by proxy constitutes a quorum. If you complete the voting process by Internet or telephone or sign and return your proxy card, your shares will be counted in determining the presence of a quorum, even if you abstain or otherwise withhold your vote. If a quorum is not present at the Annual Meeting, the shareholders present in person or by proxy may adjourn the meeting to a date not more than 120 days after March 13, 2012 until a quorum is present.

What vote is required to elect Trustees?

        Trustees are elected by a plurality of the votes, which means that the nominees with the most votes in favor are elected.

What vote is required on other matters?

        In general, a majority of the votes cast at a meeting of shareholders is required to approve any other matter unless a greater vote is required by law or by the Company's Declaration of Trust. With respect to Proposals 2 and 3 to be voted on at the Annual Meeting, a majority of the votes cast on each of the proposals will be required to approve each of the proposals. See "How Will My Vote Be Counted" for more detail on the treatment of abstentions and "broker non-votes" on Proposals 2 and 3.

What is a broker non-vote?

        A "broker non-vote" occurs when a nominee (such as a custodian or bank) holding shares for a beneficial owner returns a signed proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

How will my vote be counted?

        With respect to Proposal 1, the election of Trustees, votes may be cast in favor of or withheld from each nominee. Because Trustees are elected by a plurality of the votes, abstentions and broker non-votes will have no effect on the outcome of the vote on election of Trustees.

        With respect to each of Proposals 2 and 3, you may abstain, and your abstention will have no effect on the outcome of the vote, because no vote will have been cast with respect to your shares. Broker non-votes will have no effect on the outcome of Proposals 2 and 3, because no vote will have been cast with respect to your shares.

What percentage of our common shares do the Trustees and executive officers own?

        Our Trustees and executive officers owned 1.5% of our outstanding common shares as of March 13, 2012. Our Trustees and executive officers beneficially owned in the aggregate approximately 6.4% of our common shares as of March 13, 2012 (see the discussion under the heading "Share Ownership of our Trustees, Executive Officers and 5% Beneficial Owners" for more details).

Who is soliciting my proxy, how is it being solicited and who pays the cost?

        Our Board is soliciting your proxy. The solicitation process is being conducted primarily by mail. However, proxies may also be solicited in person, by telephone or facsimile. Broadridge Financial Solutions, Inc., our proxy distribution and tabulation agent, will be assisting us for a fee of approximately $48,400, plus out-of-pocket expenses. We have also retained the services of Georgeson Inc. to assist us in soliciting proxies for a fee of approximately $17,000. We pay the cost of soliciting proxies and also reimburse stockbrokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of common shares.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Shareholders to be Held on May 10, 2012

        The proxy materials are available at www.copt.com under "Investor Relations," under the subheading "Annual Meeting and Proxy Materials."

When are shareholder proposals and Trustee nominations for our 2013 Annual Meeting due?

        In accordance with our Bylaws, notice relating to nominations for Trustees or proposed business to be considered at the 2013 Annual Meeting must be given no earlier than February 9, 2013 and no later than March 11, 2013. These requirements do not affect the deadline for submitting shareholder proposals for inclusion in the proxy statement for the 2013 Annual Meeting (discussed in the question and answer below), nor do they apply to questions a shareholder may wish to ask at that meeting.

When are shareholder proposals intended to be included in the proxy statement for the 2013 Annual Meeting due?

        Shareholders who wish to include proposals in the proxy statement must submit such proposals in accordance with regulations adopted by the Securities and Exchange Commission. Shareholder proposals for the 2013 Annual Meeting must be submitted in writing by November 29, 2012. In addition, shareholders may wish to have a proposal presented at the 2013 Annual Meeting but not to have such proposal included in the proxy statement for the 2013 Annual Meeting. Pursuant to our

Bylaws, notice of any such proposal must be received by us between February 9, 2013 and March 11, 2013. If it is not received during this period, such proposal shall be deemed "untimely" for purposes of Rule 14a-4(c) under the Exchange Act, and, therefore, the proxies will have the right to exercise discretionary voting authority with respect to such proposal.

        Any shareholder proposals must be submitted to Karen M. Singer, Senior Vice President, General Counsel and Secretary, at our mailing address set forth on the front page of this proxy statement. You should submit any proposal by a method that permits you to prove the date of delivery to us.

How can interested parties send communications to the Board?

        Any interested parties who wish to communicate with the members of our Board may communicate with the independent Trustees or the chairperson of any of the committees of the Board by e-mail or regular mail. Communications by e-mail should be sent to karen.singer@copt.com. Communications by regular mail should be sent to the attention of the Chairperson, Audit Committee; Chairperson, Compensation Committee; Chairperson, Nominating and Corporate Governance Committee; Chairperson, Investment Committee; or, for communications intended for the independent Trustees as a group, to the Independent Trustees. In each case, the communication should be sent care of Karen M. Singer, Senior Vice President, General Counsel and Secretary, at our mailing address set forth on the front page of this proxy statement.

        All communications received in accordance with this process will be reviewed by management to determine whether the communication requires immediate action. Management will transmit all communications received, or a summary of such communications, to the appropriate Trustee or Trustees. However, management reserves the right to disregard any communication that it determines is unduly hostile, threatening, illegal, does not reasonably relate to us or our business or is similarly inappropriate, and has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

How can interested parties obtain information regarding our Corporate Governance Guidelines?

        Our Board has adopted Corporate Governance Guidelines to set forth our policies concerning overall governance practices. These Guidelines can be found in the investor relations section of our Internet website in the subsection entitled "Corporate Governance." Our Internet website address is www.copt.com. Our Corporate Governance Guidelines are also available in print to any shareholder upon request. To the extent modifications are made to our Corporate Governance Guidelines, such modifications will be reflected on our Internet website.

Proposal 1—Election of Trustees

        Our Bylaws provide for the annual election of Trustees at the Annual Meeting of Shareholders. Our Board, at the recommendation of its Nominating and Corporate Governance Committee, has nominated the Trustees set forth below for re-election at the Annual Meeting. Each nominee has agreed to serve a one-year term. If any of the nominees is unable to stand for election, the Board may provide for a lesser number of Trustees or designate a substitute. In the latter event, shares represented by proxies will be voted for a substitute nominee. The term of Randall M. Griffin, a member of our Board since February 2005 and our Chief Executive Officer until his retirement on March 31, 2012, expires at the Annual Meeting, and he will not be standing for re-election.

        The following biographies set forth certain information with respect to the nominees for election as Trustees, all of whom currently serve as Trustees. These descriptions include, in the second paragraph of each, the specific experience, qualifications, attributes and skills that led the Board to nominate each of them for re-election.

        Jay H. Shidler, 65, has been Chairman of our Board since October 1997. Mr. Shidler is the founder and Managing Partner of The Shidler Group, a national real estate investment firm. Since forming The Shidler Group in 1972, Mr. Shidler and his affiliates have acquired and managed over 2,000 properties in 40 states and Canada. He has founded, and been the initial investor in, numerous public and private companies, including the following three other public real estate investment trusts: TriNet Corporate Realty Trust, Inc. (formerly New York Stock Exchange ("NYSE"): TRI), now part of iStar Financial; First Industrial Realty Trust, Inc. (NYSE: FR), for which he served as Chairman of the Board of Directors from 1993 through January 2009 and served as Director through May 2010; and Pacific Office Properties Trust, Inc. (NYSE: PCE), for which he serves as Chairman of the Board of Directors. From 1998 through 2005, Mr. Shidler also served as a Director of Primus Guaranty, Ltd. (NYSE: PRS), a Bermuda company of which Mr. Shidler is a founder.

        Mr. Shidler's extensive experience in owning and managing various types of commercial real estate properties as well as his service as founder and chairman of multiple private and publicly-traded companies, contributes to his leadership of our Board in evaluation of real estate investment, capital initiatives and corporate governance matters.

        Clay W. Hamlin, III, 67, has been a member of our Board since October 1997 and was appointed Vice Chairman effective April 1, 2005. Mr. Hamlin has been active in the real estate business for over 35 years. He is a Managing Partner of The Shidler Group and founder, President and Chief Executive Officer of LBCW Investments, a privately held alternative investments partnership, and a Managing Partner of Alliance Partners, LLC, a private real estate investment and operating entity. He was our Chief Executive Officer from October 1997 until his retirement on April 1, 2005. From May 1989 until joining us, Mr. Hamlin was the Managing Partner of The Shidler Group's Mid-Atlantic region, where he supervised the acquisition, management and leasing of over four million square feet of office and industrial property. Mr. Hamlin is a founding shareholder of First Industrial Realty Trust, Inc. and serves as a Director of Pacific Office Properties Trust, Inc. and is President of the Hamlin Family Foundation. He is also Vice Chairman of the Board of Trustees for the Athletics Overseers Board of the University of Pennsylvania. Mr. Hamlin received an MBA in accounting and finance from The Wharton School, University of Pennsylvania and a Juris Doctor degree from Temple University, and previously practiced as a Certified Public Accountant and as a corporate, tax and real estate lawyer.

        Mr. Hamlin's lengthy real estate career, as our former Chief Executive Officer and in his extensive private company roles, as well as his deep experience in personal investment and finance activities, facilitate his valuable insight and perspective into our investment opportunities and operating and financial matters. In addition, Mr. Hamlin's broad civic involvement is an asset to managing effective Board relationships.

        Thomas F. Brady, 62, has been a member of our Board since January 2002. Mr. Brady is Chairman of the Opower Advisory Board, a Global Cleantech 100 company and a leader in providing energy efficiency and smart grid software to the utility industry. Mr. Brady is also Chairman of the Board of Directors of ENBALA Power Networks Ltd, creator and operator of a unique smart grid optimization platform providing mutually beneficial links between large users and electricity system operators. Both OPOWER and ENBALA Power Networks are venture capital privately-owned clean technology companies. Prior to joining Opower and ENBALA, Mr. Brady was Chairman of the Board of Directors of Baltimore Gas & Electric Company ("BGE") and Executive Vice President—Corporate Strategy at Constellation Energy Group ("CEG") (formerly NYSE: CEG, now a subsidiary of Exelon Corporation, NYSE: EXC). During a distinguished career at CEG/BGE, Mr. Brady held a series of senior executive positions providing experience in strategy, mergers and acquisitions, the boardroom, entrepreneurial start-up businesses, managing local utility operations and chief accounting officer responsibilities. CEG is a Fortune 200 company which owns energy related businesses, including BGE. BGE is the largest electric and gas utility in Maryland. Mr. Brady continues to serve on the Board of Directors of BGE and is a Trustee and Treasurer of the Board of Stevenson University. Also, Mr. Brady served as Chairman of the Maryland Public Broadcasting Commission and Maryland Public Television from 2003 to 2007 and the Board of Directors of the Maryland Chamber of Commerce through 2010. Mr. Brady received a BS in Accounting from the University of Baltimore and an MBA in finance from Loyola University, completed an Advanced Executive Program at The Penn State University and was certified as a Certified Public Accountant.

        Mr. Brady's extensive career in key financial and strategic executive positions at a substantial public company, and experiences with privately-owned, venture capital funded start-up companies, qualifies him to assess our strategic initiatives both qualitatively and quantitatively, particularly in the areas of compensation and corporate governance. Mr. Brady's utility operations experience and continuous significant civic involvements also complement and enhance the perspectives which he brings to his role as a trustee.

        Robert L. Denton, 59, has been a member of our Board since May 1999. Mr. Denton's background includes significant real estate and finance experience. He joined The Shidler Group in 1994, currently serving as Managing Partner in its New York office, and is responsible for the implementation of The Shidler Group's new investment vehicles. From 1991 to 1994, Mr. Denton was a Managing Director with Providence Capital, Inc., an investment banking firm that he co-founded. Mr. Denton serves on the Board of Directors of Pacific Office Properties Trust, Inc. Mr. Denton received an MBA from The Wharton School, University of Pennsylvania.

        Mr. Denton's lengthy real estate and financial career, including as a senior executive in a significant private real estate investment and acquisition company, enables Mr. Denton to provide meaningful insight into our strategic initiatives, with specific focus on review and analysis of our proposed investment and development initiatives. Mr. Denton has continued to be very informed in the arena of corporate governance from his continuing education efforts.

        U.S. Rear Admiral (Ret.) Elizabeth A. Hight, 58, has been a member of our Board since February 2011. From October 2010, RADM Hight has served as Vice President of the Hewlett-Packard Company's ("HP") Enterprise Services U.S. Public Sector Cybersecurity Practice. From January 2010 to October 2010, she served as Vice President of HP's U.S. Public Sector DoD Command and Control Infrastructure. From July 2008 until December 2008, RADM Hight served as the acting Director of the Defense Information Systems Agency ("DISA") and Commander of the Joint Task Force-Global Network Operations ("JTF GNO"). She also served as DISA's Vice Director from April 2007 until her retirement in October 2009 and Principal Director for Operations and Deputy Commander, JTF GNO from 2005 to 2007. In her DISA role, she was responsible for providing global command, control, communications and computer support to the nation's warfighters and in her JTF GNO role, she was responsible to U.S. Strategic Command for directing the operation and defense of the Global Information Grid. RADM Hight joined the Navy in March 1977. Throughout her career in the Navy, she served in numerous roles, including program sponsor for the UHF Satellite Communications Program on the Chief of Naval Operations staff, Assistant Program Manager for the UHF Follow-on communications satellite program, Commanding Officer, Fleet Surveillance Support Command and Commanding Officer, Navy Computer and Telecommunications Area Master Station Atlantic. RADM Hight has a Masters in Telecommunications Systems from the Naval Postgraduate School and a Masters in Information Systems from The George Washington University.

        As a result of her lengthy Navy career spanning various substantive areas that complement our strategy and her subsequent transition to the private sector, RADM Hight is qualified to contribute significantly to our strategic objectives. She is also qualified to assist in evaluating potential data and cyber security initiatives resulting from the strategy.

        David M. Jacobstein, 65, has been a member of our Board since August 2009. He has more than 25 years of real estate experience. Since July 2009, Mr. Jacobstein has provided consulting services to real estate related businesses. Mr. Jacobstein was the senior advisor to Deloitte LLP's real estate industry group from June 2007 to June 2009, where he advised Deloitte's real estate practitioners on strategy, maintained and developed key client relationships and shaped thought leadership that addressed key industry and market trends. From 1999 to 2007, he was President and Chief Operating Officer of Developers Diversified Realty Corporation, now known as DDR Corp. (NYSE: DDR), a leading owner, developer and manager of market-dominant community shopping centers. Mr. Jacobstein also served on DDR's Board of Directors from 2000 to 2004. Prior to DDR, he was Vice Chairman and Chief Operating Officer of Wilmorite, Inc., a Rochester, New York based developer of regional shopping malls. Mr. Jacobstein began his career as a corporate and securities lawyer. He graduated from Colgate University with a Bachelors of Arts degree and from The George Washington University Law Center with a Juris Doctor degree. He is a member of the National Association of Corporate Directors (NACD). He also serves on the Advisory Boards of The Marcus & Millichap Company, a diversified real estate holding company based in Palo Alto, California, and White Oak Partners, LLC, a private equity investment management firm concentrating in real estate based in Columbus, Ohio.

        Mr. Jacobstein's experience as a senior executive and board member of a publicly traded REIT enables him to provide insight in a variety of areas affecting our operational and strategic functions, including with respect to proposed real estate investments, corporate level investments and corporate governance. In addition, his background as a corporate and securities lawyer is valuable to our Board in its assessment of legal matters.

        Steven D. Kesler, 60, has been a member of our Board since September 1998. Since 2006, Mr. Kesler has served as Chief Financial Officer for CRP (Chesapeake Realty Partners) Operations, LLC, a private company that is actively engaged in the development of residential land and the construction and operation of commercial properties and residential rental communities. He served as a Managing Director of The Casey Group, a regional consulting firm that helps clients find solutions to operating and financial management issues, from 2005 to 2006. Mr. Kesler also served as the Chief Executive Officer and/or President of Constellation Investments, Inc. from 1988 and the Chief Executive Officer and President of Constellation Real Estate, Inc. and Constellation Health Services, Inc. from 1998 until his retirement in 2003; all of these entities were wholly-owned indirect subsidiaries of CEG. In these roles, Mr. Kesler managed a corporate investment entity, CEG's pension plan and nuclear decommissioning trust and a portfolio of real estate assets, including assisted living facilities. Mr. Kesler previously served as a Director on the Boards of Atapco, Inc., a private real estate and investment company, and Ace Guaranty Corporation, a financial guaranty subsidiary of Ace, Limited, a public company. Mr. Kesler received an MBA in finance from The Wharton School, University of Pennsylvania and previously worked in public accounting.

        Mr. Kesler's executive positions at both private and public real estate companies as well as his Board service on both private and public companies adds to the value of his contributions to our Board for both investment and financial oversight.

        Richard Szafranski, 64, has been a member of our Board since August 2009. His background includes over 40 years of experience in national security and expertise in pay for performance, strategic planning, scenario planning, market assessments and business development. He is a senior fellow in Toffler Associates, a strategy and management consulting firm, at which he provides consulting services for senior executives in U.S. Government agencies, including the U.S. intelligence community, and commercial firms in the global defense, communications and aerospace sectors. He retired from active service in the United States Air Force as a colonel in 1996. Mr. Szafranski served on the Board of Directors for Ceridian Corporation from 2006 to 2007 and SBS Technologies, Inc. from 2002 to 2005. He has a Master of Arts in Human Resources Management from Central Michigan University and has completed executive education on corporate governance at the Harvard Business School.

        Mr. Szafranski's extensive background in matters of national security positions him to contribute significantly to our core strategic initiatives. In addition, Mr. Szafranski's past board service and current consulting services create a strong foundation for him to assess corporate governance initiatives and compensation matters.

        Roger A. Waesche, Jr., 57, who will be our Chief Executive Officer and a member of our Board effective April 1, 2012, has been our President since September 2010, after holding the position of Executive Vice President since January 2004 and the position of Senior Vice President from September 1998 through December 2003. Mr. Waesche was our Chief Operating Officer from August 2006 through September 2011, after serving as our Chief Financial Officer since March 1999. Prior to joining us, Mr. Waesche served as Senior Vice President for Constellation Real Estate, Inc., where he was responsible for all financial operations, including treasury, accounting, budgeting and financial planning. Mr. Waesche also had primary responsibility for Constellation Real Estate, Inc.'s asset investment and disposition activities. Prior to joining Constellation Real Estate, Inc. in 1984, Mr. Waesche was a practicing Certified Public Accountant with Coopers & Lybrand. Mr. Waesche is a member on the Maryland Industrial Development Financing Authority and a board member of the Economic Alliance of Greater Baltimore and the Board of Sponsors of the Loyola University Maryland's Sellinger School of Business.

        As a long-tenured real estate professional with the Company and its predecessor entities, and with a depth of both operational and financial expertise, Mr. Waesche is highly qualified to serve as a valued member of our Board. In his new role as Chief Executive Officer, Mr. Waesche will be a critical link between the Board and current management. Mr. Waesche's experience at initiating and implementing strategic initiatives and continued active community involvement are also valuable assets to the Board.

        Kenneth D. Wethe, 70, has been a member of our Board since January 1990. Mr. Wethe has over 30 years of experience in the group insurance and employee benefits area. Since 1988, he has been the owner and principal officer of Wethe & Associates, a Dallas based firm providing independent risk management, insurance and employee benefit consulting services to school districts and government agencies. Mr. Wethe serves as Chairman of the Board of Directors of the Enterprise Education Foundation. Mr. Wethe received an MBA from Pepperdine University and is a Certified Public Accountant.

        Mr. Wethe's financial literacy and business endeavors are valuable to the Board in its efforts to monitor and evaluate financial matters, assess and oversee enterprise risk and to evaluate particular real estate and corporate initiatives.

        The Board recommends a vote "FOR" each of the nominees listed in Proposal 1.

 Our Board of Trustees

How do we determine whether our Trustees are independent?

        We believe that in order for our Board to effectively serve in its capacity, it is important, and the NYSE mandates, that at least a majority of our Trustees be independent as defined by the applicable rules of the NYSE. Therefore, we require that a substantial majority of the Board be independent, as so defined. No Trustee will be considered independent unless the Board affirmatively determines that the Trustee has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The following per se exclusions apply to the determination of Trustee independence: a Trustee will not be deemed independent until three years after the end of any of the following relationships or situations: (1) the Trustee is employed by the Company or a member of his/her immediate family is an executive officer of the Company; (2) the Trustee or a member of his/her immediate family receives, in any year, more than $120,000 in direct compensation from the Company (other than Trustee and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service); (3) the Trustee is employed by or affiliated with the Company's present or former internal auditors or outside independent registered public accounting firm serving as the Company's auditors, or a member of the Trustee's immediate family is a current partner of such auditors or firm, is a current employee of such auditors or such firm and personally works on the Company's audit, or was within the past three years a partner or employee of such auditors or firm and personally worked on the Company's audit during that time; (4) the Trustee or a member of his/her immediate family is employed as an executive officer of another entity of which any of the Company's then-current executive officers serves on that other entity's compensation committee; (5) the Trustee is an employee, or a member of his/her immediate family is an executive officer, of another company that makes payments to or receives payments from the Company for property or services in an amount which, in any year, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues, or (6) the Trustee is an executive officer or compensated employee, or an immediate family member of the Trustee is an executive officer, of a charitable organization to whom we make donations in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such charitable organization's donations. In determining Trustee independence, the Board also considered the ownership by Mr. Shidler and Mr. Hamlin of a land parcel adjacent to land owned by the Company, and the potential development of all of the land under a common development plan, in its analyses of the independence of these Trustees.

Are our Trustees independent of Corporate Office Properties Trust?

        The Board has determined that each of our Trustees and nominees for Trustee meet the independence guidelines described above except for Randall M. Griffin, who is not standing for re-election, and Mr. Waesche, our current President and, effective April 1, 2012, Chief Executive Officer.

What is the leadership structure of our Board of Trustees?

        Our governance documents provide the Board with flexibility to select the appropriate leadership structure for the Company. In making leadership structure determinations, the Board considers many factors, including the specific needs of our business and what is in the best interests of the Company's shareholders. Our current leadership structure is comprised of an independent Chairman of the Board separate from the Chief Executive Officer. Among other things, the Board believes that having an independent Chairman enhances the ability of non-management Trustees to raise issues and concerns for Board consideration without immediately involving management and has determined that this structure is the most appropriate structure at this time.

        Under our Bylaws, the Chairman of the Board shall preside over the meetings of the Board and of the shareholders at which he or she shall be present and shall in general oversee all of the business and affairs of the Company. In the absence of the Chairman, the Vice Chairman of the Board shall preside at such meetings at which he or she shall be present. In the absence of both the Chairman and Vice Chairman, the Chief Executive Officer shall preside over the meetings of the Trustees and of the shareholders at which he shall be present. The Chairman and the Vice Chairman shall perform such other duties as may be assigned by the Trustees. The Chief Executive Officer shall have responsibility for implementation of the policies of the Company, as determined by the Board, and for the administration of the business affairs of the Company.

What is our policy regarding Trustee attendance at regularly scheduled meetings of the Board and annual meetings of shareholders?

        The Board holds a minimum of four regularly scheduled meetings per year, including the annual meetings of the Board held in conjunction with our annual meetings of shareholders. Trustees are expected to attend all regularly scheduled meetings and to have reviewed, prior to the meetings, all written meeting materials distributed to them in advance. Trustees are expected to be physically present at all regularly scheduled meetings, and a Trustee who is unable to attend a meeting is expected to notify the Chairman of the Board in advance of such meeting. If a Trustee attends a regularly scheduled meeting by telephone for the entire meeting, such Trustee shall be deemed to have attended the meeting for the purposes of determining whether a quorum exists and for voting purposes. A Trustee may not send a representative with a proxy to vote on his or her behalf if such Trustee is not able to attend a scheduled meeting.

        Trustees are expected to be present at our annual meetings of shareholders. All of our Trustees attended the 2011 Annual Meeting of Shareholders.

What is our policy regarding meetings of non-management Trustees?

        The non-management Trustees meet in executive session at least annually without management. The Chairman of the Board presides at the executive sessions. The non-management Trustees may meet in executive session at any time to consider issues that they deem important to address without management present.

How are the Trustees compensated?

  •
  Employee Trustees receive no compensation, other than their compensation as an employee, for serving on the Board or its committees.

  •
  Non-employee Trustees received the following:

o	Fees, paid in cash, set forth below:

Annual Trustee fee	$60,000
Annual Chairman of Board fee	30,000
Annual committee chairman fee
Audit	10,000
Compensation	8,500
Investment	7,000
Nominating and Corporate Governance	5,000
Annual committee fees
Audit	10,000
Compensation	8,500
Investment	7,000
Nominating and Corporate Governance	5,000
Fee for each Board meeting attended after first 12 per calendar year	1,500

o	Reimbursement for out-of-pocket expenses, such as travel and lodging costs incurred in connection with meeting attendance; and
o
Annual grants of 2,000 restricted shares. These shares vest one year from the date of grant. Recipients of restricted shares are entitled to receive dividends on such shares and can cast votes for such shares prior to shares vesting.

        The table below sets forth the total amounts of compensation earned by our non-employee Trustees during 2011.

Name of Trustee	Fees Earned (Paid in Cash)(1)	Restricted Share Awards(2)	Total
Thomas F. Brady	$82,000	$68,720	$150,720
Robert L. Denton	80,000	68,720	148,720
Clay W. Hamlin, III	67,000	68,720	135,720
Elizabeth A. Hight	73,500	92,399	165,899
David M. Jacobstein	77,000	68,720	145,720
Steven D. Kesler	77,000	68,720	145,720
Jay H. Shidler	102,000	68,720	170,720
Kenneth S. Sweet, Jr.(3)	31,459	—	31,459
Richard Szafranski	73,500	68,720	142,220
Kenneth D. Wethe	87,000	68,720	155,720

(1)
This column reports the amount of cash compensation earned in 2011 for Board and committee service.

(2)
Represents the grant date fair value of restricted shares awarded to the Trustees in 2011. The weighted average grant-date fair value of restricted shares granted to the non-employee Trustees in 2011 was $34.40 per share. At December 31, 2011, the aggregate numbers of outstanding options held by non-employee Trustees were: Mr. Brady: 35,000 options; Mr. Denton: 20,000 options; Mr. Hamlin: 25,000 options; Mr. Jacobstein: 5,000 options; Mr. Kesler: 40,000 options; Mr. Shidler: 20,000 options; Mr. Szafranski: 5,000 options; and Mr. Wethe: 15,000 options. See Notes 2 and 14 to our consolidated financial statements included in our Annual Report for additional information regarding share-based compensation, including assumptions made in determining values for the options and restricted shares.

(3)
Mr. Sweet's term as a member of our Board expired on May 12, 2011.

What are the current committees of our Board?

        The Board currently has four committees: (1) the Audit Committee; (2) the Nominating and Corporate Governance Committee; (3) the Compensation Committee; and (4) the Investment Committee. Descriptions of these committees are set forth below:

  •
  The Audit Committee oversees the following:

o	the integrity of the Company's financial statements and other financial information provided by the Company to its shareholders and the investment community;
o	the Company's compliance with legal and regulatory requirements and ethical behavior;
o	the retention of the Company's independent registered public accounting firm, including oversight of their performance, qualifications and independence, and approval of audit and non-audit services;
o	the Company's accounting and financial reporting processes, internal control systems and internal audit function; and
o	the Company's risk management activities.

    The Committee also provides an avenue for communication among the Company's independent registered public accounting firm, internal auditors, management and the Board.

  •
  The Compensation Committee's primary responsibilities are set forth below:

o	to establish and periodically review the Company's compensation philosophy and the adequacy of compensation plans and programs for executive officers and other Company employees and to make recommendations to the Board with respect to such compensation;
o
to establish compensation arrangements and incentive goals (Company financial measures, business metrics and individual goals) for executive officers and to administer such compensation plans and programs;
o	to review the performance of executive officers and award incentive compensation and adjust compensation arrangements as appropriate based upon performance;
o	to review and consider risks relating to the Company's compensation policies; and
o	to review compensation arrangements for Trustees and make appropriate recommendations to the Board for approval.
  •
  The Investment Committee approves all of our acquisitions, dispositions, development projects, financings, joint ventures, equity issuances and other investments that are individually in excess of $10 million, and any of such items that are greater than $50 million must also be approved by the full Board.

  •
  The Nominating and Corporate Governance Committee serves the following purposes:

o	recommends to the Board the structure and operations of the Board;
o	identifies individuals qualified to serve as Trustees and recommends that the Board select the Trustee nominees identified by the Committee for election at the next annual meeting of shareholders;
o	recommends to the Board the responsibilities of each Board committee, the structure and operation of each committee and the Trustee nominees for assignment to each committee;
o	oversees the Board's annual evaluation of its performance and the performance of other Board committees;
o	reviews and monitors management development and succession planning activities; and
o	develops and recommends to the Board for adoption a set of Corporate Governance Guidelines applicable to the Company and periodically reviews the same.

All members of the Audit, Nominating and Corporate Governance and Compensation Committees are independent Trustees. The practices of the Audit, Nominating and Corporate Governance and Compensation Committees are outlined in their respective charters, which are available on our Internet website in the subsection entitled "Corporate Governance" or in print to any shareholder upon request. To the extent modifications are made to the charters, such modifications will be reflected on our Internet website.

        The committees on which Trustees served and the number of meetings held during 2011 are set forth below.

Board Member	Audit	Compensation	Investment	Nominating and Corporate Governance
Jay H. Shidler			C	✓
Clay W. Hamlin, III			✓
Thomas F. Brady		C		✓
Robert L. Denton	✓			C
Betsy A. Hight		✓		✓
David M. Jacobstein	✓		✓
Steven D. Kesler	✓		✓
Richard Szafranski		✓		✓
Kenneth D. Wethe	C		✓
Meetings Held in 2011	9	9	11	5

C = Chairman of the Committee.

✓ = Member of the Committee.

        Prior to the expiration of his term in May 2011, Kenneth S. Sweet, Jr. served on the Compensation Committee and the Investment Committee.

        During 2011, the Board held four quarterly meetings and eight special meetings. Each incumbent Trustee in 2011 attended at least 75% of the aggregate of the meetings of the Board and meetings held by all committees on which such Trustee served.

How are our Trustees nominated?

        The Nominating and Corporate Governance Committee of the Board is responsible for recommending nominations to the Board and shareholders. In arriving at nominations, the Nominating and Corporate Governance Committee reviews with the Board the size, function, and needs of the Board and, in doing so, takes into account the principle that the Board as a whole should be competent in the following areas: (1) industry knowledge; (2) accounting and finance; (3) business judgment; (4) management and communication skills; (5) leadership; (6) public real estate investment trusts ("REITs") and commercial real estate business; (7) business strategy; (8) crisis management; (9) corporate governance; and (10) risk management. The Board also seeks members from diverse backgrounds. Trustees should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are or were affiliated, and be selected based upon contributions that they can make to the Company. In determining whether to recommend a Trustee for re-election, the Nominating and Corporate Governance Committee also considers the Trustee's past attendance at meetings and participation in and contributions to the activities of the Board and its committees.

        Our Board does not have an explicit diversity policy. Nevertheless, diversity of race, ethnicity, gender, age, cultural background and professional experiences is considered in evaluating candidates for nomination. The Board believes that its members should have reputations for integrity and ethical behavior and that they should collectively represent a broad spectrum of experience and expertise. Diversity is important because a variety of points of view contribute to a more effective decision-making process.

        The Nominating and Corporate Governance Committee has a policy regarding consideration of shareholder recommendations for Trustee nominees, which is set forth below:

  The Committee considers nominees recommended by the Company's common shareholders using the same criteria it employs in identifying its own nominees. Any shareholder wishing to make a recommendation should send the following information to the Chairman of the Nominating and Corporate Governance Committee, care of Karen M. Singer, Senior Vice President, General Counsel and Secretary, at our mailing address set forth on the first page of this proxy statement, no later than the date that is 120 days prior to the one-year anniversary of the date of the mailing of the Company's proxy statement for its most recent annual meeting of shareholders:

  •
  the name of the candidate and the information about the individual that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission;

  •
  information about the relationship between the candidate and the nominating shareholder;

  •
  the consent of the candidate to serve as a Trustee;

  •
  proof of the number of shares of the Company's common shares that the nominating shareholder owns and the length of time the shares have been owned; and

  •
  a separate statement of the candidate's qualifications relating to the Board's membership criteria.

What is the Board's approach to risk oversight?

        The Board plays an important role in the risk oversight of the Company. The Board establishes and monitors the Company's risk tolerance and oversees its risk management activities primarily by:

  •
  approving the strategic direction of the Company on an annual basis;

  •
  maintaining for itself and its committees direct decision-making authority with respect to matters with significant inherent risks, including material acquisition, disposition, development and financing activities and the appointment, retention and compensation of senior management;

  •
  reviewing and discussing regular periodic reports relating to the performance of the Company and risks to the achievement of its objectives;

  •
  approving the Company's annual budget and capital plan; and

  •
  overseeing specific areas of the Company's business by the Compensation, Audit and Nominating and Corporate Governance Committees.

        The Board and its Committees also rely on management to bring significant matters to their attention.

        Pursuant to its charter, the Audit Committee is responsible for the review of the Company's risk assessment and management activities. The Committee discharges these responsibilities by reviewing and discussing with management, the Company's internal audit function and the Company's independent registered public accounting firm any significant risks or exposures faced by the Company, the steps taken to identify, minimize, monitor or control such risks or exposures, and the Company's underlying policies with respect to risk assessment and risk management. Consistent with NYSE Rules, the Audit Committee also provides oversight at the Board level with respect to risk assessment and risk management, particularly regarding the activities of the Company's internal audit function and integrity of the Company's financial statements and internal control over financial reporting. The Company's internal audit function reports to the Audit Committee regarding such activities on an ongoing basis, including at each of the Audit Committee's meetings. The Board is informed regarding these risk oversight activities at the quarterly meetings of the Board.

        In addition, the Board believes that because its leadership and management functions are separated, the Board's ability to take a more objective, independent approach to overseeing risk is enhanced.

Our Executive Officers

        Below is information with respect to our executive officers (in addition to Roger A. Waesche, Jr.) (sometimes referred to herein as our "executive officers" or "executives").

        Stephen E. Riffee, 54, has been our Executive Vice President and Chief Financial Officer since August 2006. Prior to that time, Mr. Riffee served CarrAmerica Realty Corporation, a real estate investment trust, as Chief Financial Officer from April 2002 to July 2006 and Senior Vice President, Controller and Treasurer from July 1999 to March 2002. Prior to joining CarrAmerica Realty Corporation, Mr. Riffee held positions with Marriott International, Inc. and Burlington Northern Railroad and practiced as a Certified Public Accountant with KPMG Peat Marwick.

        Wayne Lingafelter, 52, has been our Executive Vice President, Development & Construction Services since January 2009, previously serving as Senior Vice President-Development & Construction since May 2008. Prior to joining us, Mr. Lingafelter served Duke Realty Corporation, a real estate investment trust, for 20 years in several positions, the most recent of which included Senior Vice President of Government Solutions from February 2006 to May 2008 and Senior Vice President of Cleveland Operations from 2002 to February 2006.

        Stephen E. Budorick, 51, has been our Executive Vice President and Chief Operating Officer since September 2011. Prior to joining us, Mr. Budorick served as Executive Vice President of Asset Management at Callahan Partners, LLC, a private real estate owner and developer, for five years. From 1997 to 2006, Mr. Budorick was Executive Vice President in charge of Trizec Properties, Inc.'s Central Region and from 1991 to 1997, he was Executive Vice President responsible for third-party management at Miglin Beitler Management Company. Mr. Budorick also worked in asset management at LaSalle Partners, Inc. from 1988 to 1991 and facilities management and planning at American Hospital Association from 1983 to 1988.

        Karen M. Singer, 47, has been our Senior Vice President, General Counsel and Secretary since September 2006, after holding the position of Vice President, General Counsel and Secretary since January 2004. Ms. Singer served as Assistant Secretary and Associate General Counsel of the Company from September 1998 through December 2003. From August 1996 through August 1998, Ms. Singer was Assistant General Counsel of Constellation Real Estate, Inc. From 1989 through January 1996, Ms. Singer was in private practice as an associate at Weinberg and Green, LLC, now a part of Saul Ewing LLP, where she provided a broad spectrum of real estate related services to various clients. Ms. Singer currently serves on the Board of Directors of American Red Cross-Chesapeake Region, Art With a Heart, Inc., and Esophageal Cancer Action Network, Inc.

        Randall M. Griffin, 67, has been a member of our Board since February 2005 and is our Chief Executive Officer until his retirement on March 31, 2012. Mr. Griffin's background includes over 38 years of experience in real estate. He served as our President and Chief Executive Officer from April 2005 until September 2010 and served as our President and Chief Operating Officer from September 1998 through March 2005. From June 1993 until September 1998, Mr. Griffin served as President of Constellation Real Estate Group, Inc. and Constellation Real Estate, Inc., both of which were wholly-owned subsidiaries of CEG. From 1990 through March 1993, Mr. Griffin worked as Vice President-Development for EuroDisney Development in Paris, France. From 1976 to 1990, Mr. Griffin worked for Linclay Corporation, a St. Louis-based real estate development, management and investment company, most recently as Executive Vice President and Chief Operating Officer. He serves on the Board of Governors of The National Aquarium in Baltimore and on its Executive Committee, and on the Board of Directors of the National Aquarium Society in Washington, DC, the Center for

Aquatic Life and Conservation and the National Aquarium Conservation Center. He also serves on the Board of the Maryland Public Arts Commission and serves as Chair of the Maryland 9/11 Memorial Advisory Committee. He previously served on the Boards of The KEYW Holding Corporation, the Maryland Business Roundtable for Education, the BWI Business Partnership, the Board of Governors of the National Association of Real Estate Investment Trusts and the Board of Visitors of the University of Maryland, Baltimore County. Mr. Griffin received an MBA from the Harvard Business School.

Share Ownership of our Trustees,
Executive Officers and 5% Beneficial Owners

        The following table shows certain information as of March 13, 2012 (unless otherwise noted) regarding the beneficial ownership of our common shares by each Trustee, each nominee for election as Trustee, each executive officer, all Trustees and executive officers as a group and each person known to us to be the beneficial owner of more than 5% of our outstanding common shares. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and means sole or shared voting or dispositive power with respect to securities. Each party named in the table below has sole voting and dispositive power with respect to the securities listed opposite such party's name, except as otherwise noted.

	Common Shares Beneficially Owned(1)	Percent of All Common Shares Beneficially Owned(2)	Options Exercisable within 60 days after March 13, 2012
The Vanguard Group, Inc.(3)	7,404,259	10.3%	—
BlackRock, Inc.(4)	6,347,563	8.8	—
APG Asset Management US Inc.(5)	5,334,427	7.4	—
LaSalle Investment Management, Inc.(6)	5,140,255	7.1	—
Security Capital Research & Management Incorporated(7)	4,141,508	5.7	—
Brookfield Management Inc.(8)	4,047,468	5.6	—
Sumitomo Mitsui Trust Holdings, Inc.(9)	3,891,643	5.4	—
Jay H. Shidler(10)	1,835,856	2.5	20,000
Clay W. Hamlin, III(11)	1,538,560	2.1	25,000
Thomas F. Brady	39,000	*	35,000
Robert L. Denton(12)	355,000	*	20,000
Randall M. Griffin(13)	470,029	*	—
Elizabeth A. Hight	2,667	*	—
David M. Jacobstein	9,500	*	5,000
Steven D. Kesler	54,223	*	40,000
Richard Szafranski.	9,000	*	5,000
Kenneth D. Wethe(14)	85,413	*	15,000
Roger A. Waesche, Jr.	248,445	*	—
Stephen E. Riffee.	109,670	*	—
Wayne H. Lingafelter	33,549	*	—
Stephen E. Budorick.	28,884	*	—
Karen M. Singer	51,157	*	—
All Trustees and Executive Officers as a Group (15 persons)(15)	4,870,913	6.4%	165,000

*
Represents less than one percent.

(1)
With respect to each shareholder (or group thereof), assumes that all units in our operating partnership, Corporate Office Properties, L.P. (the "Operating Partnership"), owned by such shareholder(s) listed are exchanged for common shares and assumes we elect to issue common shares rather than pay cash upon exchange of partnership units. Also includes common shares issuable under options held by such shareholder(s) exercisable within 60 days after March 13, 2012, as reflected in the third column of this table.

(2)
Common shares issuable upon the conversion of units in the Operating Partnership and the exercise of options exercisable currently or within 60 days after March 13, 2012 are deemed outstanding and to be beneficially owned by the person holding such units or options for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3)
The Vanguard Group ("Vanguard") has sole voting power with respect to 50,394 shares, sole investment power with respect to 7,353,865 shares and shared investment power with respect to 50,394 shares. Vanguard is located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The information in this note was derived from a Schedule 13G/A filed with the Securities and Exchange Commission by Vanguard on February 8, 2012.

(4)
BlackRock, Inc. ("BlackRock") has sole voting and investment power with respect to 6,347,563 shares. BlackRock is located at 40 East 52nd Street, New York, New York 10022. The information in this note was derived from a Schedule 13G/A filed with the Securities and Exchange Commission by BlackRock on February 10, 2012.

(5)
APG Asset Management US Inc. ("APG") has sole voting and investment power with respect to 5,334,427 shares. APG is located at 666 Third Avenue, New York, New York 10017. The information in this note was derived from a Schedule 13G filed with the Securities and Exchange Commission by APG on February 8, 2012.

(6)
LaSalle Investment Management, Inc. ("LaSalle Inc.") beneficially owns 298,626 shares, with sole investment power over such shares. LaSalle Investment Management, L.P. ("LaSalle L.P.") beneficially owns 4,841,629 shares, with sole voting power over 754,047 of such shares and sole investment power over all such shares. The table above includes the total common shares beneficially owned by LaSalle Inc. and LaSalle L.P. since they are members of a group, but the shares of ownership and investment power reported in the prior sentence for each of LaSalle Inc. and LaSalle, L.P. exclude the shares of each other member of such group. LaSalle Inc. is located at 200 East Randolph Drive, Chicago, Illinois 60601. LaSalle L.P. is located at 100 East Pratt Street, Baltimore, Maryland 21202. The information in this note was derived from a Schedule 13G filed with the Securities and Exchange Commission by LaSalle Inc. and LaSalle L.P. on February 10, 2012.

(7)
Security Capital Research & Management Incorporated ("SC-R&M") has sole voting power with respect to 3,034,288 shares and sole investment power with respect to 4,141,508 shares. SC-R&M is located at 10 South Dearborn Street, Suite 1400, Chicago, Illinois 60603. The information in this note was derived from a Schedule 13G filed with the Securities and Exchange Commission by SC-R&M on February 13, 2012.

(8)
Brookfield Investment Management Inc. ("Brookfield") has sole voting power with respect to 942,300 shares and sole investment power with respect to 4,047,468 shares. Brookfield is located at Three World Financial Center, 200 Vesey Street, New York, New York 10281. The information in this note was derived from a Schedule 13G filed with the Securities and Exchange Commission by Brookfield on February 14, 2012.

(9)
Sumitomo Mitsui Trust Holdings, Inc. ("SMTH") has sole voting power with respect to 3,891,643 shares and sole investment power with respect to 40,780 shares. SMTH is located at GranTokyo

  South Tower, 9-2, Marunouchi 1-chome, Chiyoda-ku, Tokyo, 100-6615, Japan. The information in this note was derived from a Schedule 13G filed with the Securities and Exchange Commission by SMTH on February 14, 2012.

(10)
Jay H. Shidler's common shares beneficially owned include 1,785,856 common units in the Operating Partnership exchangeable for common shares. Mr. Shidler's address is Davies Pacific Center, 841 Bishop Street, Suite 1700, Honolulu, Hawaii 96813.

(11)
Clay W. Hamlin, III's common shares beneficially owned include 1,509,560 common units in the Operating Partnership exchangeable for common shares; Mr. Hamlin has sole investment power with respect to 87,042 of these units and shared investment power for the remainder of these units. Mr. Hamlin's address is 40 Morris Avenue, Suite 100, Bryn Mawr, Pennsylvania 19010.

(12)
Robert L. Denton's common shares beneficially owned include 333,000 common units in the Operating Partnership exchangeable for common shares, 90,000 of which were pledged as security for a line of credit. Mr. Denton's address is 9 West 57th Street, Suite 1670, New York, New York 10019.

(13)
Randall M. Griffin's common shares beneficially owned include 70,000 shares owned through the Griffin Retained Annuity Trust, for which Mr. Griffin has shared voting and investment power.

(14)
Kenneth D. Wethe's common shares beneficially owned include 63,621 shares held through Enterprise Education Foundation, for which Mr. Wethe serves as Chairman of the Board of Trustees. Mr. Wethe has shared voting and investment power with respect to these shares.

(15)
Includes 3,628,416 common units in the Operating Partnership exchangeable for common shares. These common units are beneficially owned by Mr. Shidler, Mr. Hamlin and Mr. Denton as described in Notes 10, 11 and12 above.

Section 16(a) Beneficial Ownership Reporting Compliance

        The rules of the Securities and Exchange Commission require that we disclose late filings of initial reports of share ownership and reports of changes in share ownership by our Trustees, officers and greater than 10% shareholders. Our Trustees, officers and greater than 10% shareholders are required by those rules to furnish us with copies of the reports of share ownership (and changes in share ownership) they file with the Securities and Exchange Commission. Based solely on our review of the copies of such reports received by us and other information provided by these parties, we believe that during the year ended December 31, 2011, our Trustees, officers and greater than 10% shareholders filed all required reports on a timely basis.

 Code of Ethics; Review and Approval of Related Party Transactions

        The Company has a Code of Business Conduct and Ethics for all employees and Trustees and a Code of Ethics for Financial Officers. These codes of ethics documents are available in the investor relations section of the Company's Internet website in the subsection entitled "Corporate Governance." The Company's Internet website address is www.copt.com. We intend to make available on our Internet website any future amendments or waivers to our Code of Business Conduct and Ethics and Code of Ethics for Financial Officers within four business days after any such amendments or waivers. In addition, shareholders may request a copy of these codes of ethics documents, free of charge, by making this request in writing to our Vice President, Investor Relations at ir@copt.com or at our mailing address.

        Our Code of Business Conduct and Ethics mandates that the Audit Committee must review and approve any "related party transaction," as defined by relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). In considering the transaction, the Audit Committee will consider all relevant factors, including, among others, our business rationale for entering into the transaction, any potential alternatives to entering into the transaction, whether the transaction is on terms that would be comparable to those available to third parties and the overall fairness of the transaction to the Company.

        In general, either management or the affected Trustee or executive officer will bring the matter to the attention of either the chairman of the Audit Committee or our Senior Vice President, Secretary and General Counsel. If a member of the Audit Committee is involved in the transaction, he will be recused from all discussions and decisions about the transaction. The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable.

Report of the Audit Committee

        The Audit Committee of Corporate Office Properties Trust's Board is comprised of the four Trustees named below. Each of the Trustees meets the independence and experience requirements of the NYSE and satisfies the Securities and Exchange Commission's additional independence requirements for members of audit committees. The Board has determined that Kenneth D. Wethe is an "audit committee financial expert" as defined by the Securities and Exchange Commission. The Audit Committee adopted and the Board approved, a charter outlining the Audit Committee's practices. A copy of the charter is available in the investor relations section of the Company's Internet website in the subsection entitled "Corporate Governance." The Audit Committee's charter is also available in print to any shareholder upon request. To the extent modifications are made to the Audit Committee's charter, such modifications will be reflected on the Company's Internet website.

        Management is responsible for the Company's financial statements, financial reporting process, internal financial controls, compliance with legal and regulatory requirements and ethical behavior. The Company's independent registered public accounting firm is responsible for expressing opinions on the conformity of the Company's consolidated financial statements with generally accepted accounting principles, the fairness of the presentation of the Company's financial statement schedule and the effectiveness of the Company's internal control over financial reporting. The Company's internal audit function is responsible for, among other things, helping to evaluate and improve the effectiveness of risk management, control and governance processes, and identifying opportunities to assist in improving the Company's operations. The role of the Audit Committee is to oversee these activities.

        Management completed the documentation, testing and evaluation of the Company's system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Committee received periodic updates provided by management, the internal audit function and the independent registered public accounting firm at each regularly scheduled Committee meeting. At the conclusion of the process, management provided the Committee with a report on the effectiveness of the Company's internal control over financial reporting, and represented to the Audit Committee that the Company's internal control over financial reporting was effective as of December 31, 2011 based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Committee also reviewed Management's Report on Internal Control over Financial Reporting contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission, as well as the independent registered public accounting firm's Report of Independent Registered Public Accounting Firm (included in the Company's Annual Report on Form 10-K). The Report of Independent Registered Public Accounting Firm related to the audit of: (1) the consolidated financial statements and financial statement schedule included in the Annual Report on Form 10-K; and (2) the effectiveness of internal control over financial reporting. The Committee continues to oversee the Company's efforts related to its internal control over financial reporting and management's preparations for the evaluation in 2012.

        The Audit Committee met with the Company's accounting and financial management team, the internal audit function and the independent registered public accounting firm to review the Company's annual and quarterly periodic filings containing annual and quarterly consolidated financial statements prior to the Company's submission of such filings to the Securities and Exchange Commission. In addition, the Audit Committee met with the internal audit function and with the independent registered public accounting firm without the presence of management.

        Management represented to the Audit Committee that the Company's consolidated financial statements for the year ended December 31, 2011 were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed under Statement on Auditing Standards No. 61, as amended, which addresses communication between audit committees and independent registered public accounting firms. The Audit Committee received from the independent registered public accounting firm the written disclosures and letter required by Public Company Oversight Board Rule 3526, which addresses independence discussions between auditors and audit committees. The Audit Committee also held discussions with the independent registered public accounting firm regarding their independence from the Company and its management and considered whether the independent registered public accounting firm's provision of audit and non-audit services provided to the Company during 2011 was compatible with maintaining the registered public accounting firm's independence.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements for the year ended December 31, 2011 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission. This report is provided by the following independent Trustees, who constitute the Audit Committee.

AUDIT COMMITTEE
Kenneth D. Wethe, Chair Robert L. Denton David M. Jacobstein Steven D. Kesler

        The Report of the Audit Committee shall not be deemed incorporated by reference by any general statement that incorporates by reference any portion of this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Independent Registered Public Accounting Firm

        PricewaterhouseCoopers LLP ("PwC") served as our independent registered public accounting firm for the years ended December 31, 2011 and 2010. PwC also provided the Company with other auditing and advisory services. We are cognizant of the need for PwC to maintain its independence and objectivity in order to effectively serve in its role as our independent registered public accounting firm. As a result, our Audit Committee restricted the services for which PwC can be engaged to those services that could not impair or appear to impair PwC's independence and objectivity. In making this determination, the Audit Committee contemplates the nature of the services, the benefits that PwC performing such services brings both to the services and to their audit and PwC's proposed cost for providing such services.

        The Audit Committee has procedures in place regarding the pre-approval of all services provided by PwC. Specifically, management contacts the Audit Committee Chair regarding the potential need for a service from PwC. PwC then provides an engagement letter to management pertaining to the service, which management reviews for the service description and proposed fee. Once management agrees with the engagement letter, it forwards the engagement letter to the Audit Committee Chair. The Audit Committee Chair then reviews the engagement letter for the criteria described in the previous paragraph and if, based on such review, he approves of the terms of the engagement letter, he forwards the letter to the other Audit Committee members requesting that they respond within a certain period of time should they not approve of the engagement letter. The Audit Committee has delegated pre-approval authority to the Chair for certain audit-related services. All fees paid to PwC in 2011 were approved by the Audit Committee in accordance with this policy.

        For the years ended December 31, 2011 and 2010, we incurred the approximate fees and expenses set forth below with PwC:

	2011	2010
Audit fees(1)	$858,049	$914,334
Audit-related fees(2)	52,755	89,633
Tax fees(3)	188,215	130,650

Total	$1,099,019	$1,134,617

(1)
Audit fees include fees billed for services rendered in connection with audits of (i) our consolidated financial statements and financial schedule included in Form 10-K and (ii) the effectiveness of the Company's internal control over financial reporting, as well as reviews of quarterly consolidated financial statements included in Forms 10-Q. These fees totaled $790,049 in 2011 and $775,834 in 2010. Audit fees also include issuances of comfort letters on filings associated with offerings and consents on registration statements.

(2)
Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements but not included in (1) above. This category includes fees for the audit of financial statements of our employee retirement savings plan and certain acquired properties and consulting on financial accounting and reporting.

(3)
Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice, tax planning and services in connection with technology used for tax compliance in 2011 and 2010.

None of the fees reflected above were approved by the Audit Committee pursuant to the "de-minimis exception" in Rule 2-01 of Regulation S-X.

        We expect that PwC will serve as our independent registered public accounting firm for 2012, though we have asked that our shareholders ratify PwC's service as discussed under Proposal 2 below. We expect that a representative of PwC will be present at the 2012 Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so and to answer appropriate questions.

Proposal 2—Ratification of the Appointment of Independent Registered Public Accounting Firm

        The Audit Committee of the Board of Trustees has selected and appointed PwC as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2012. Although ratification by shareholders is not required by law or by our Bylaws, the Audit Committee believes that submission of its selection to shareholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of the Company and its shareholders. If our shareholders do not ratify the appointment of PwC, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent registered public accounting firm.

        The Board recommends a vote "FOR" approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

 Proposal 3—Advisory Vote to Approve Executive Compensation

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the Securities and Exchange Commission's rules. This is commonly known as, and is referred to herein as, a "say-on-pay" proposal or resolution.

        Our compensation programs are designed to clearly link annual and long-term financial results and shareholder return to executive rewards. The majority of each executive's pay is tied directly to goal achievement; this pay for performance approach ensures that the financial interests of our executives are aligned with those of our shareholders. Please refer to the section entitled "Compensation Discussion and Analysis" for additional details about our executive compensation programs, including information about the compensation of our named executive officers for 2011.

        The Compensation Committee annually reviews all elements of our compensation program for named executive officers to ensure its alignment with our philosophy and corporate governance approach, including its effectiveness in aligning the financial interests of our executives with those of our shareholders. Accordingly, pursuant to Section 14A(a)(1) of the Exchange Act, we are providing shareholders with the opportunity to approve the following non-binding, advisory resolution:

        "RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission, including the section entitled "Compensation Discussion and Analysis," compensation tables and narrative discussion, is hereby APPROVED."

        The Board recommends a vote "FOR" the approval of this resolution.

        We are asking our shareholders to indicate their support for our named executive officers' compensation as described in this proxy statement. This say-on-pay proposal gives our shareholders the opportunity to express their views on our named executive officers' compensation. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement pursuant to Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission.

Vote Required; Effect of Vote

        The affirmative vote of a majority of the votes cast on this proposal will be required for approval.

        The say-on-pay resolution is advisory, and therefore will not have any binding legal effect on us or the Compensation Committee. However, the Compensation Committee does value the opinions of our shareholders and will take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.

 Compensation Committee Interlocks and Insider Participation

        The Compensation Committee is comprised entirely of the three independent Trustees listed below. The Committee members do not have any non-trivial professional, familial or financial relationship with the Chief Executive Officer, other executive officers or the Company, other than their relationships as Trustees.

Report of the Compensation Committee

        The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the Committee recommended to our Board that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for 2011 and the Company's 2012 proxy statement. This report is provided by the following independent Trustees, who comprise the Committee.

COMPENSATION COMMITTEE
Thomas F. Brady, Chairman Elizabeth A. Hight Richard Szafranski

Compensation Discussion and Analysis

Executive Summary

        Difficult economic and leasing conditions and an unanticipated decline in the price of our common shares made 2011 a very challenging year for the Company. Our management team, in the midst of planned succession activities, took action to address these challenges, including its implementation of a plan to dispose of office properties and land that are no longer closely aligned with the Company's strategy (the "Strategic Reallocation Plan"). We believe it is important to continue to attract, retain and motivate superior talent as we address a variety of challenges and return to delivering exceptional results to our shareholders. Our compensation programs are specifically designed to link annual and long-term financial results and total shareholder return to executive compensation. The majority of each executive's pay is tied directly to goal achievement; our pay for performance approach is designed to ensure that the financial interests of our executives are closely aligned with those of our shareholders.

Pay for Performance Highlights for 2011:

  •
  Our CEO's total compensation for 2011 was 50% less than his total compensation for 2010, reflective of the Company's year-over-year decrease in performance.

  •
  Our CEO's annual cash incentive award is entirely tied to our financial results, the objectives of which are equally weighted between diluted funds from operations per share, as adjusted for comparability (defined herein as "diluted FFO per share"), and diluted adjusted funds from operations per share (defined herein as "diluted AFFO per share"). For 2011, we achieved diluted FFO per share of $2.17 relative to the established target of $2.42, and diluted AFFO per share of $1.53, relative to the established target of $1.75. Although Mr. Griffin had a target annual incentive equal to 175% of his base salary, he did not receive any annual cash incentive payout since the company failed to achieve the threshold level for either measure.

  •
  Our other NEOs' annual cash incentive awards are tied to both our financial results, as discussed above, and to individual objectives, with annual cash incentive award targets ranging from 115% to 125% of base salary. As a result of the Company's inability to achieve the threshold level of performance for the stated financial objectives in 2011, as well as the decrease in total shareholder return ("TSR") for the year, the Board exercised its discretion and did not award any annual cash incentive awards to the other executives, despite their achievement of certain individual objectives.

  •
  During 2009, our Compensation Committee developed a new plan for executive long-term equity incentive awards, utilizing for the first time an award type called performance share units ("PSUs"), which were first granted in March 2010. We believe these forward-looking awards, which focus entirely on relative TSR over a three-year performance period, closely align our NEOs' and our shareholders' risks and rewards. The number of shares awarded at the end of the period depends entirely on relative performance, and if the Company's results are in the bottom quartile, no shares will be earned. COPT's previous long-term equity incentive plan was performance-based, but backward-looking. Restricted shares with a three-year vesting period were awarded to NEOs, based on the Company's performance relative to our peer group, for the three-year period ending with the most recent fiscal year. We believe that a separate restricted share award in 2010 was appropriate to reward strong relative TSR performance at the 75th percentile compared to our peer group achieved during the 2007-2009 performance period. Notwithstanding this additional restricted share award made in 2010 due to the transition to the new plan, a majority of the equity awards (average 56% in 2010 and 81% in 2011) were awarded in the form of PSUs. The payout of the earned shares ultimately depends on our share price, and thus we believe that the PSU plan further motivates our NEOs to achieve strong returns over a sustained period of time.

o	2010 PSU Grants: The PSUs awarded to Mr. Griffin in 2010 will terminate upon his March 31, 2012 retirement date and, based on the Company's projected relative TSR through that date, are not expected to result in any payout value. At the end of 2011, our executives other than Mr. Griffin, with the approval of the Board, chose to surrender the PSUs awarded to them in 2010. As a result, we recognized all previously unrecognized compensation costs related to the surrendered PSUs in 2011, and will have no further compensation charges in future years in connection with the surrendered PSUs.
o
2011 Grants: Mr. Griffin's 2011 equity grant, awarded as restricted shares, was an exception to our usual approach due to his impending retirement, which was contemplated to occur prior to the end of the three-year performance period used for the PSUs. Even though he was expected to continue his service as a Trustee, the Board did not believe that providing performance based incentives to a Trustee was an appropriate governance or pay practice. In 2011, all of our other NEOs were awarded PSUs, equal to 81% of their total long-term equity award, with the balance granted as restricted shares.

o	Long-Term Equity Award Grant Value vs. Projected Payout: At December 31, 2011, as reflected below, since the 2010 PSUs are not projected to provide a payout to Mr. Griffin and the 2011 PSUs are projected to provide a payout below target to the other NEOs, the payout value of both Mr. Griffin's and Mr. Waesche's long term equity awards (restricted shares plus performance shares) were significantly below grant date fair value.

Mr. Griffin (retiring CEO)

Mr. Waesche (incoming CEO)

o	No additional awards will be given for prior performance to our retiring CEO or our incoming CEO, as this below target outcome supports our pay for performance philosophy.

  •
  As reflected below, over the period 2007 to 2011, realizable pay for both Mr. Griffin and Mr. Waesche was closely correlated with the Company's indexed total shareholder return ("Indexed TSR"). Indexed TSR represents the cumulative return on a $100 investment in our common shares made at the beginning of the measurement period. As illustrated, realizable pay is the combined value of salary, annual cash incentive awards and projected payout value of the equity awards as of December 31, 2011.

Mr. Griffin (retiring CEO)

Mr. Waesche (incoming CEO)

Pay for Performance Highlights for 2012:

        Based on the Company's commitment to align pay and performance, the following steps have been taken for 2012:

  •
  No discretionary salary increases will be provided to any of the NEOs for 2012.

  •
  The 2012 annual cash incentive award plan will emphasize the achievement of challenging operational goals (focused primarily on leasing, occupancy and cost savings) and the successful execution of our Strategic Reallocation Plan, while continuing to focus on diluted FFO per share and diluted AFFO per share results. In addition, target annual cash incentive awards for 2012 will be reduced by 40% from the 2011 award levels established for target performance.

  •
  The large majority of our long-term equity awards for all NEOs will continue to be provided in the form of PSUs, and the balance will be in the form of restricted shares. On March 1, 2012, Mr. Waesche was awarded a long-term equity incentive grant that was 100% PSUs, and the other NEOs were awarded long-term equity incentive grants that were 75% PSUs and 25% restricted shares. We believe this mix reflects our commitment to aligning pay with our shareholders' interests, while providing an element of retention during a challenging period.

Other Compensation Program Highlights:

        The Compensation Committee of the Board (the "Committee") annually reviews in detail all elements of our compensation program to ensure its alignment with our philosophy and corporate governance approach. Some highlights include:

  •
  Clawback:    An annual incentive recoupment policy was adopted in 2012 and will be revised, if necessary, in light of applicable SEC regulations regarding clawbacks, once such regulations are enacted.

  •
  Tax gross-ups:    We will not enter into any new, or materially amended, employment agreements that provide for gross-up payments, including any new or amended agreement with our incoming CEO. On September 29, 2011, the Company entered into an employment agreement with Mr. Budorick that does not provide for tax gross-ups or any other perquisites other than employee benefit programs generally available to our other employees.

  •
  Risk oversight:    The Company prepares annually an Enterprise Risk Management Assessment. The Committee carefully considers the risks associated with all of our compensation programs.

  •
  Annual pay for performance analysis:    We compare our pay and performance against those of our peers to ensure that actual results reflect our philosophy of aligning payouts with results.

  •
  Independent compensation consultant:    The Committee uses an independent consultant that is precluded from performing any work directly for the management of the Company, unless pre-approved by the Committee. No such additional work was requested or performed in 2011.

  •
  Peer Group:    We use the same appropriately sized and defined peer group for compensation benchmarking purposes as we do for measuring relative total shareholder return under the long-term equity incentive plan. We review the peer group annually for continued appropriateness.

  •
  Succession Planning:    The Board proactively engages in succession planning activities. In September 2011, we announced that Mr. Griffin would retire from his role as CEO effective March 31, 2012 and that Roger A. Waesche, Jr., our President, would serve as CEO and as a member of our Board of Trustees effective April 1, 2012. In September 2011, Stephen E. Budorick joined the Company as Executive Vice President and Chief Operating Officer ("COO"), to succeed Mr. Waesche in his prior role as COO.

  •
  Hedging:    We have in place a policy on securities trading which, among other things, prohibits any hedging activity in Company issued securities by NEOs or Trustees.

  •
  Stock Options:    We do not reprice underwater stock options.

  •
  Stock ownership guidelines:    Guidelines for both NEOs and Trustees have been in place since March 2009. Guidelines for the NEOs range from two times to five times salary, and guidelines for non-employee Trustees are three times the sum of their retainer plus committee fees. These guidelines are validated against market practice biennially.

Named Executive Officers

        This Compensation Discussion and Analysis describes the material elements of compensation for our Named Executive Officers ("NEOs") as listed in the Summary Compensation Table of this proxy.

Compensation Objectives

        The compensation of each NEO is significantly affected by the Company's performance and each individual's performance. We generally target compensation to be commensurate with that of executives performing similar responsibilities for an appropriate peer group of companies. Our NEO's compensation relative to that of counterparts in the peer group can vary based on the individual's skill and experience in the position (both overall and with the Company), the performance of the NEO and the business unit managed, the amount that we pay our other NEOs, and the competition in the marketplace for the talents of the executive. We believe that providing the opportunity to earn a higher relative level of total compensation when warranted by superior performance is important in order for us to retain and motivate our NEOs.

        Our incentive programs provide compensation in the form of both annual cash and long-term equity awards in order to reward both short and long-term performance. The allocation of total compensation between cash and long-term equity awards is reviewed annually in comparison to the peer group to assist in determining the compensation of our NEOs both in total and by component. Long-term equity awards represent a significant, if not the largest, component of our NEOs' incentive compensation, as further described in the section below entitled "Long-Term Equity Incentive Awards."

Role of the Compensation Committee of the Board

        The Compensation Committee is appointed by, and acts on behalf of, the Board. The Committee's general purpose includes establishing and periodically reviewing the Company's compensation philosophy and the adequacy of compensation plans and programs for NEOs and other Company employees. Other responsibilities of the Committee are described in the section entitled "Our Board of Trustees" in this proxy statement.

        Compensation decisions for our NEOs must be approved by the independent non-management members of the Board after recommendation by the Committee. The Board is responsible for oversight of the Committee's activities, except where the Committee has sole authority to act as required by an NYSE listing standard or applicable law or regulation. The Committee has complete and open access to management and any other resources of the Company required to assist it in carrying out its duties and responsibilities, including sole authority, in its discretion, to retain, set compensation for and terminate any consultants, legal counsel, or other advisors.

Annual Shareholder Say-on-Pay Votes

        The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (a "say-on-pay proposal"). At the Company's annual meeting of shareholders held in May 2011, a substantial majority (96.2%) of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this vote affirmed shareholders' support of the Company's approach to executive compensation. The Committee will continue to consider the outcome of the Company's say-on-pay votes when making future compensation decisions for the NEOs.

Use of Independent Consultants

        The Committee makes use of analyses provided, at its request, by external consultants in determining executive compensation. The Committee engages Pay Governance LLC for these services. Pay Governance LLC provides data relevant to benchmarking executive compensation, discussions of compensation practices, and observations to the Committee regarding compensation programs and pay levels. Pay Governance LLC did not perform any work for the Company at the direction of management during 2011. As appropriate, the Committee meets with its independent consultant in executive session without management present.

Role of Management

        The CEO meets with the Committee to make compensation recommendations, present analyses based on the Committee's requests, and discuss the Committee's recommendations to the Board. The CEO discusses the impact of business results on compensation recommendations, reviews executive benchmarking data, and informs the Committee of the other NEOs' performance. The CEO also presents management's perspective on business objectives and discusses the CEO's perspective on succession planning for the Company. Our CEO attends Committee meetings and general meetings of the Board, but he does not attend those portions of Board and Compensation Committee meetings intended to be held without members of management present, including those relating to the CEO's compensation.

        Ms. Holly G. Edington, our Senior Vice President, Human Resources, who reports directly to our CEO, also takes direction from, and provides suggestions to, the Committee, oversees the formulation of compensation plans incorporating the recommendations of the Committee and assists the Chairman of the Compensation Committee in preparing the agenda for meetings.

Compensation Comparisons

        To meet our objectives of attracting and retaining superior talent, we annually review pay practices of our peers. However, we do not set our NEO pay as a direct function of market pay levels. Instead, we use market data to help confirm that our pay practices are reasonable. We review our peer group annually, seeking to include companies that are similar in size and business structure to us. Within these peers, we then focus on executives with responsibilities similar to ours. In order to provide data for this benchmarking analysis, the independent consultant obtains an understanding of the goals, objectives and responsibilities of each executive position based on reviews of job descriptions and discussions with management and the Committee.

        The Committee, with the assistance of its independent consultant, developed a peer group comprised of 20 companies for 2011 to use for purposes of assessing the compensation of our NEOs. The peer group includes a blend of publicly-traded office, diversified, and industrial REITs. Inclusion is based on the following criteria: market capitalization; geographic location; and comparability of management structure. In general, companies are selected such that we fall near the median with regard to market capitalization. The companies included in the 2011 peer group are set forth below:

Alexandria Real Estate Equities, Inc.	EastGroup Properties, Inc.
AMB Property Corporation(1)	Highwoods Properties, Inc.
BioMed Realty Trust, Inc.	Kilroy Realty Corporation
Boston Properties, Inc.	Lexington Realty Trust
Brandywine Realty Trust	Liberty Property Trust
Brookfield Properties Corporation	Mack-Cali Realty Corporation
Cousins Properties, Incorporated	PS Business Parks, Inc.
Digital Realty Trust, Inc.	SL Green Realty Corp.
Douglas Emmett, Inc.	Vornado Realty Trust
Duke Realty Corporation	Washington Real Estate Investment Trust

(1)
AMB and Prologis, Inc. merged in mid-2011. The combined company is trading as Prologis, Inc.

        The independent consultant provided peer group compensation data to the Committee. Base salaries, annual cash incentive awards, long-term equity awards and total compensation for our NEOs were compared to compensation information for comparable positions in each of the companies in the peer group. The independent consultant provided detailed benchmarking information at the 25th, 50th, and 75th percentiles and the average in order to assist the Committee in understanding how the Company's executive compensation compared to that of peers. The consultant also provided the Committee with data drawn from executive compensation surveys, such as that prepared by the National Association of Real Estate Investment Trusts.

        As in prior years, the independent consultant also conducted a comprehensive pay for performance assessment of the Company's executive compensation program and the linkage between organizational performance and the value of the compensation delivered to the executives. The assessment indicated that over the three-year period 2008-2010, the Company's CEO and other NEOs' pay and performance relative to peers were generally aligned, with both pay and performance ranking at or above the median of the peer group.

Base Salary

        We view base salary as the fixed rate of pay throughout the year that is required to attract and retain executives. The base salaries of our NEOs are determined in consideration of their position's scope of responsibilities and their individual skills and experience. They are eligible for periodic increases in their base salary as a result of individual performance and significant increases in their duties and responsibilities. NEOs' salary levels are also influenced by a variety of factors considered by the Committee, including budget considerations, the desire to create an appropriate level of differentiation between the base salaries of the executives, and peer group data. The Committee reviewed a summary of base salaries for executives in our peer group.

        Annual base salary actions in 2011 included the following:

Name of Executive	2010 Base Salary	2011 Base Salary	% Increase
Randall M. Griffin	$645,000	$645,000	0.0%
Roger A. Waesche, Jr.	$485,000	$485,000	0.0%
Stephen E. Riffee	$415,000	$415,000	0.0%
Wayne H. Lingafelter	$350,000	$395,000	12.9%
Stephen E. Budorick	N/A	$350,000	N/A

        The increase received by Mr. Lingafelter was to bring his base salary to a level deemed appropriate by the Committee for his role and contributions to the Company relative to the other NEOs. All other executives were deemed to be adequately compensated at their current levels; therefore, their base salaries were not adjusted. Mr. Budorick joined the company as Executive Vice President and Chief Operating Officer on September 29, 2011.

        The Board determined that no salary increases will be given to the NEOs for 2012, with the exception of Mr. Budorick, who has a contractual increase to his annual base salary of $25,000, or 7.1%, effective April 1, 2012.

Annual Cash Incentive Awards

        NEOs receive annual cash incentive awards based on the Company's overall financial performance and, in most cases, each NEO's performance against individual objectives. In the first quarter of each year, the Committee approves both performance goals for the annual cash incentive plan and associated potential award payouts. Each NEO's potential annual cash incentive award is set as a percentage of the NEO's salary, and three levels of performance objectives and associated payouts are established: threshold, target and maximum. The target performance objectives approximate management's estimate of the related objectives set forth in the annual budget as approved by the Board; this level of performance is intended to be challenging, yet attainable. The maximum level of performance for objectives is intended to have a much lower likelihood of being attained, but is intended to still be attainable with superior performance. The threshold level of performance for objectives is established at a level that is somewhat higher than the lower range of the objectives set forth in the budget and, therefore, has a higher likelihood of being attained than the target. Actual awards are determined once actual performance with respect to these objectives is known, and results are interpolated between the performance levels as appropriate. The Committee retains the authority to adjust annual cash incentive awards at its discretion.

2011 Performance Objectives for Annual Cash Incentive Awards

        The Committee sets both Company financial objectives and individual objectives that may be qualitative or quantitative. The mix between these objectives varies by NEO based on their responsibilities and reinforces executive accountability for results, and was allocated as follows for 2011:

	Weight of Objectives on 2011 Annual Cash Incentive Award
	Company Objectives
Name of Executive	Diluted FFO per Share	Diluted AFFO per Share	Individual Objectives	Total
Randall M. Griffin	50.0%	50.0%	N/A	100.0%
Roger A. Waesche, Jr.	37.5%	37.5%	25.0%	100.0%
Stephen E. Riffee	37.5%	37.5%	25.0%	100.0%
Wayne H. Lingafelter	37.5%	37.5%	25.0%	100.0%
Stephen E. Budorick(1)	37.5%	37.5%	25.0%	100.0%

(1)
Per Mr. Budorick's employment agreement, he was eligible to participate in the annual cash incentive plan for 2011, with a payout prorated based on his hire date of September 29, 2011. No specific individual objectives were defined for Mr. Budorick in 2011 given that he joined the Company in the later portion of the year and, therefore, an award attributable to the 25% for individual objectives was subject to Committee discretion. No actual payout was ultimately awarded.

        The Company objectives were calculated in the same manner as in our reported financial results and for 2011 were:

Company Objective	Threshold Level	Target Level	Maximum Level
Diluted FFO per share	$2.36	$2.42	$2.53
Diluted AFFO per share	$1.64	$1.75	$1.86

        The Committee, with the assistance of management, developed the 2011 Company and individual objectives using the Company's annual budget and information regarding other related business and operations initiatives. The Company financial measures used in 2011 were diluted FFO per share and diluted AFFO per share. Both measures are frequently used by equity REITs to evaluate financial performance. We use these financial measures because they are useful metrics in evaluating the effectiveness of our operations and are core objectives in our annual budgets. Further, we believe that growth in these measures in the long run contributes to the creation of shareholder value and, as a result, linking compensation to these measures helps to align the interests of our NEOs with those of our shareholders.

        Mr. Griffin's annual cash incentive award was based solely on achievement of the Company's financial performance objectives described above.

        Individual performance objectives for the other NEOs were tailored to the operations of the business unit for which the individual was responsible. As appropriate, individual objectives are either quantitative or qualitative in nature. Individual objectives include the following:

  •
  Mr. Waesche: value creation measures (such as achieving certain measures for net operating income, acquisition activity, capital expenditures, growth in same-office property cash net operating income and occupancy); and strategic objectives (including succession planning and organizational realignments). The weightings of these objectives as a percentage of his total individual objectives ranged from 15% to 30%, with value creation objectives weighted at the highest end of that range;

  •
  Mr. Riffee: effectiveness in capital planning and plan execution; expansion of capital partner relationships; leadership of the Company's data strategy; leadership development of the finance team; improvement in Enterprise Risk Management integration across the Company; and improvement of the effectiveness of the Company's investor relations activities. The weightings of these objectives as a percentage of his total individual objectives ranged from 10% to 25%, with objectives relating to capital plan execution weighted at the highest end of that range; and

  •
  Mr. Lingafelter: value creation through development and delivery of new and renovated buildings; executive sponsorship of a major Company initiative; and implementation of organizational changes. The weightings of these objectives as a percentage of his total individual objectives ranged from 10% to 30%, with the value creation objective weighted at the highest end of that range.

2011 Annual Cash Incentive Award Targets

        The Committee generally sets target payouts in consideration of peer levels. This is the level to be paid when target performance is achieved. The expectation is that actual payouts will compare more favorably to peer levels when performance is exceptional. The table below sets forth the potential award payouts as a percentage of base salary:

Name of Executive	Threshold Level Payout	Target Level Payout	Maximum Level Payout
Randall M. Griffin	100%	175%	250%
Roger A. Waesche, Jr.	85%	125%	175%
Stephen E. Riffee	85%	115%	140%
Wayne H. Lingafelter(1)	85%	115%	140%
Stephen E. Budorick	85%	115%	140%

(1)
Mr. Lingafelter's potential award payout levels were increased from the 2010 levels of 80%/105%/130% to a level the Committee deemed appropriate based on his role and contributions relative to the other NEOs.

2011 Annual Cash Incentive Award Results

        The Company achieved diluted FFO per share of $2.17, relative to the established target of $2.42, and diluted AFFO per share of $1.53, relative to the established target of $1.75. Since the Company failed to meet the threshold level of performance for these objectives, no cash payout was made to Mr. Griffin. In addition, and, in conjunction with the negative total shareholder return for the year, the Board exercised its discretion and did not award any annual cash incentive payouts to the other NEOs, despite their achievement of certain individual objectives.

        The chart below reflects our pay for performance philosophy, demonstrating that the annual cash incentive awards for both our retiring and incoming CEOs for each of the last two years decreased commensurate with diminishing indexed TSR in each of those years:

Long-Term Equity Incentive Awards

        Our long-term equity incentive awards are designed to align the interests of the NEOs with those of our shareholders by rewarding them for sustained performance. Since a portion of these awards typically vest over a period of time, they also encourage the executives to remain with the Company. The Company's practice is generally to issue such awards to NEOs on the date of the first quarterly Board meeting of each year.

        Prior to 2010, the Company usually granted restricted shares to NEOs by assessing the trailing three-year performance on FFO, AFFO and TSR as compared to the Company's established peer group. If the weighted average of these measures yielded performance at a level beneath the 25th percentile, no restricted shares would be awarded. Restricted shares have also been granted to new executives upon their hiring. Once granted, restricted shares vest over a defined period of time as long as the individual remains employed by the Company. Recipients of restricted share grants are entitled to receive dividends on such shares and can cast votes on shareholder matters for such shares prior to share vesting.

        Effective in 2010, the Committee implemented a new PSU plan for executive long-term equity incentive awards. The actual awards that will be earned are a function entirely of the Company's total shareholder return performance over a forward-looking three-year period in comparison to peers. The Committee believes that awarding a majority of the executive long-term equity incentive awards through the use of PSU grants provides a number of improvements over the Company's prior approach, including the following:

  •
  NEO and shareholder risks and rewards are more closely aligned by a long-term, forward-looking plan focused primarily on relative total shareholder return;

  •
  retention of key executives is enhanced due to the payout opportunities available in the event of superior relative performance;

  •
  grants and potential awards under the plan are clearly determined and communicated to the NEOs at the beginning of the performance period; and

  •
  dividends are accrued but not paid out on the PSUs until they are earned at the end of the defined performance period, thus putting additional compensation at risk based on performance.

Awards Made in 2011

        On March 3, 2011, the Board granted PSUs as set forth below, representing the majority (81%) of the respective individuals' long-term equity incentive award.

Name of Executive	Target Award as a % of Base Salary	Target Number of PSUs
Roger A. Waesche, Jr.	200%	27,762
Stephen E. Riffee	150%	17,816
Wayne H. Lingafelter	100%	11,305

        These target award percentages were developed using a broad perspective and multiple data points, including: (1) peer long-term equity award data; (2) the Company's historical long-term equity award levels; and (3) the target total compensation to be delivered to NEOs. The number of PSUs granted was derived by first multiplying the individuals' base salaries by their respective target award percentages, and dividing the result by the average of the closing price of our common shares on the NYSE over the 15 successive trading days ending with the grant date. These grants have a performance period beginning on the grant date and concluding the earlier of: (1) three years from the grant date; (2) the date of termination by the Company without cause, the death or disability of the NEO or the constructive discharge of the NEO (collectively, "qualified termination"); or (3) a change in control of the Company.

        The actual number of these PSUs that will be distributed at the end of the three-year performance period ("earned PSUs") will be determined based on the percentile rank of the Company's total shareholder return relative to those of the companies in the 2011 peer group, as set forth in the following schedule, with interpolation between points:

Percentile Rank	Earned PSUs Payout %
75th or greater	200% of PSUs granted
50th	100% of PSUs granted
25th	50% of PSUs granted
Below 25th	0% of PSUs granted

        At the end of the performance period, the Company, in settlement of the award, will issue a number of fully-vested common shares equal to the sum of: (1) the number of earned PSUs in settlement of the award plan; and (2) the aggregate dividends that would have been paid with respect to the common shares issued in settlement of the earned PSUs through the date of settlement had such shares been issued on the grant date, divided by the share price on such settlement date, as defined under the terms of the agreement. PSUs do not carry voting rights.

        If a performance period ends due to a change in control or qualified termination, the number of earned PSUs is prorated based on the portion of the three-year performance period that has elapsed. If employment is terminated by the employee or the Company for cause, all PSUs are forfeited.

        Mr. Griffin was not included in the 2011 PSU plan because of the strong possibility that his employment would cease before the end of the full three-year performance cycle, and even though at that time he was expected to continue as a Trustee, the Committee did not believe that providing performance based incentives to a Trustee was an appropriate governance or pay practice. Mr. Budorick was also not included in the 2011 PSU plan since he was hired subsequent to when grants under the plan were made.

        On March 3, 2011, the Board also approved grants of restricted shares as set forth below:

Name of Executive	Number of Restricted Shares Awarded
Randall M. Griffin	67,398
Roger A. Waesche, Jr.	9,193
Stephen E. Riffee	5,900
Wayne H. Lingafelter	3,744

        These restricted shares vest in equal one-third increments annually over a three-year period provided that the individuals remain employed by the Company. On September 29, 2011, Mr. Budorick was awarded 25,000 restricted shares as a hire-on grant per his employment agreement. His shares vest in equal one-fifth increments annually over a five year period as long as he remains employed by the Company.

        The Committee's decision to award restricted share grants in March 2011, in addition to the PSUs, took into account that in 2010, the Company transitioned from a backward looking performance-based plan to a forward looking performance-based plan. Any awards earned under the 2010 PSU program would not be distributed until March 2013 and any awards earned under the 2011 PSU plan would not be distributed until March 2014. The restricted share grants awarded in March 2010, as well as the grants awarded to Messrs. Waesche, Riffee and Lingafelter in 2011, were designed to reward them for the Company's total shareholder return performance ranking at the 75th percentile of the companies in the 2010 peer group for the three years ended December 31, 2009, and also provide a retention component to their compensation during the plan transition period.

        In March 2011, Mr. Griffin was awarded time-vested restricted shares instead of a performance based award, due to his impending retirement, as described above. At the time of this award, Mr. Griffin's total compensation for 2011 (base salary, long-term equity incentive award and estimated annual cash bonus to be awarded) was projected to be 31% lower than his total 2010 compensation, which the Board considered appropriate since the focus at that time had been on year-over-year compensation movement aligned with Company performance. Historical TSR under Mr. Griffin's oversight had been at levels above our peers and above the S&P MidCap 400 Index, as displayed below:

        Beginning in late July 2011, we experienced an unanticipated decline in the price of our common shares, which we believe was exacerbated largely by S&P's downgrade of the U.S. Government (USG) debt rating from AAA to AA+, and the market reacting to the second year of gridlock from the USG, which resulted in another continuing budget resolution instead of a fiscal year 2012 budget. Given the nature of our business, and that as of December 31, 2011, 60% of the Company's annualized rental revenue from operating properties was generated from properties occupied primarily by tenants in the USG and defense information technology sectors, the Company's stock price was significantly impacted.

OFC Stock Price—Daily for 2011

        Representing 22% of our annualized rental revenue at December 31, 2011, the USG is our largest tenant. We believe that S&P's downgrade of the USG's debt rating disproportionately affected our stock price relative to other REITs.

COPT'S 2011 Stock Performance Relative to RMZ and SNL Indices

  SNL = SNL Financial, Inc—a provider of raw/primary data for financial services companies, including REITs.

  RMZ = the MSCI® US REIT Index—a real-time, price-only index that tracks the collective performance of roughly 100 U.S. equity REITs.

        Total shareholder return fell to negative 34.4% for 2011, and as previously stated, Mr. Griffin did not receive an annual cash incentive award for this year. Therefore, his total compensation for 2011 was actually 50% lower than his 2010 total compensation (not 31% as projected at the time the award was granted), as shown in the chart below:

	Total Annual Compensation for 3 years 2009 - 2011
Rand Griffin, CEO	2009	2010		2011		Total
Base Salary	$625,000	$645,000		$645,000		$1,915,000
Annual Cash Incentive	1,558,500	1,031,372		0		2,589,872
Equity: Restricted Shares(1)	1,952,296	2,083,319	(2)	2,370,388		6,406,003
Equity: PSUs	N/A	2,267,807	(3)	0		2,267,807
Other Compensation	25,706	25,512		26,223		77,441
Total Compensation	$4,161,502	$6,053,010		$3,041,611		$13,256,123
% decrease over prior year				(50	%) overall
Total Compensation without Transition Grant in 2010	$4,161,502	$3,969,691		$3,041,611	(4)	$11,172,804
% decrease over prior year				(23	%) related to performance

(1)
100% of long-term equity incentive compensation in 2009 and 2010 was performance based, as restricted shares were awarded based on backward-looking three-year performance relative to our peers during the 2007-2009 timeframe at the 75th percentile.

(2)
Restricted shares awarded in 2010 essentially represent a double grant related to our transition to the new long-term incentive plan, which distorts the three-year total compensation.

(3)
The 2010 PSUs awarded to Mr. Griffin will terminate commensurate with his March 31, 2012 retirement, and based on projected relative total shareholder return through that date, are not expected to result in any payout.

(4)
CEO compensation for 2011 was 23% lower than 2010 (eliminating the impact of the double grant in 2010), indicative of the decline in Company performance. The overall year-over-year decrease was 50%.

        In late 2011, following the sharp decline in our share price and when it became apparent that the Company's TSR for 2011 would be at the lowest end of our peer group, in support of our commitment to align pay and performance, the Board took the following actions:

  •
  No salary increases for NEOs in 2012.

  •
  Reductions to target annual cash incentive payouts for 2012, down by 40% from 2011.

  •
  100% of the long-term equity award granted in 2012 to the incoming CEO and 75% of the awards granted to the other NEOs was in the form of performance shares, based on three-year relative performance to peers.

Retirement Benefits

        Our retirement benefits are designed to assist our NEOs in accumulating sufficient wealth to provide income during their retirement years. The retirement benefits are designed to attract and retain executives and to encourage such executives to save money for their retirement, while allowing us to maintain a competitive cost structure. Information pertaining to our retirement benefits is set forth below.

401(k) Plan

        Our NEOs participate in a 401(k) defined contribution plan covering substantially all of our employees. The plan provides for Company matching contributions in an amount equal to an aggregate of 3.5% on the first 6% of participant pre-tax and/or after tax contributions to the plan.

Nonqualified Deferred Compensation Plan

        We offer our senior management team (director level and above), as well as our Trustees, a nonqualified deferred compensation plan. This plan allows for the deferral of up to 100% of a participant's cash compensation on a pre-tax basis and enables such participants to receive a tax-deferred return on such deferrals. Participants may diversify their investments among a wide array of investment alternatives, including mutual funds and brokerage accounts. The plan does not guarantee a return or provide for above-market preferential earnings. The plan is not qualified under the Employee Retirement and Income Security Act of 1974. The deferral account balances increase or decrease in value based on the performance of the investments selected by the participants. Participants in this plan defer their contributions for three years from the beginning of the calendar year following the year in which the deferral election is made. Participants may choose to receive account balances in a lump sum or in five, ten or fifteen annual installments. Upon termination of employment, a participant's account balance will be distributed within 60 days of separation unless the participant is a "specified employee," as defined in the plan, in which case such distribution shall not be made for six months. Payments are due to parties designated by the participant in lump sum upon the death of a participant. Participant account balances become fully vested in the event of a "change in control" of the Company, as defined in the plan, or in the event that a participant becomes permanently disabled. Participation in the deferred compensation plan is voluntary. Information about the NEOs' participation in our deferred compensation plans is set forth below in the tables entitled "All Other Compensation" and "Nonqualified Deferred Compensation Table."

Severance and Change-in-Control Benefits

        All employment agreements have termination of employment clauses related to: (1) premature termination; (2) constructive termination; (3) cause; (4) death; (5) disability; (6) change in control; and (7) voluntary termination. The terms of our employment agreements reflect negotiations with our NEOs in order to recruit and retain their services. We periodically review these clauses against market practice to ensure the terms of these agreements remain competitive.

        The employment agreements provide for severance payments and accelerated vesting of long-term equity incentive awards in the event of termination by us without cause (premature termination) or by the employee based upon constructive termination. The employment agreements provide for these items in order to assist employees in their transition to new employment.

        The employment agreements also provide for payments and accelerated vesting of long-term equity incentive awards in the event of a change in control of the Company. We adopted the change in control provisions to increase the likelihood that, in the event that the Company is considering a change in control transaction, the employees involved in considering the offer will act in the interest of the shareholders. If a change in control were to occur, the employees would likely no longer be in a position to influence our performance and may not be in a position to earn their incentive awards or vest in their equity awards. Therefore, the change-in-control provisions are designed to make a transaction as neutral to the employees' economic interests as possible. In 2010, the Committee agreed not to enter into any new, or materially amended, employment agreements, including any new or amended agreement with our incoming CEO, which provide for gross-up payments in the event of a change in control. All NEOs have gross-up provisions as part of their existing employment agreements, with the exception of Mr. Budorick who entered into his employment agreement with the Company on September 29, 2011.

        The terms of severance and change in control benefits are described in detail in the section below entitled "Potential Payments on Termination, Change in Control, Death or Disability."

        Due to the authority vested with the NEOs and the knowledge of Company proprietary information held by such individuals, the Company must protect its real estate interests in each of its major markets. For this reason, executive employment agreements include non-compete provisions for either a 12 or 24-month period following termination of employment.

Other Benefits and Perquisites

        As employees, our NEOs are eligible to participate in employee benefit programs generally available to our other employees, including medical, dental, life and disability insurance. In addition, we compensate our NEOs with certain personal benefits and perquisites that are not available to our other employees; these benefits and perquisites include the following:

  •
  reimbursement for a defined amount of personal financial and tax preparation fees; and

  •
  supplemental long-term disability insurance coverage in the case of our Chief Executive Officer, President and Chief Financial Officer (our President has elected not to receive such coverage).

        Our NEOs also receive certain benefits that are offered to other management level employees, such as auto allowances (except for Mr. Budorick) and participation in an Executive Wellness Program. As with all other employees of the Company, they also receive a monetary award for achieving service anniversary milestones. The value of these benefits that is received is essentially equivalent to that offered to the broader management and/or employee group.

        The value of these benefits is included in the tables entitled "Summary Compensation Table" and "All Other Compensation." At the time Messrs. Griffin, Waesche, Riffee and Lingafelter's employment agreements were negotiated, the Committee believed that these benefits aligned with industry practice and our desire to attract and retain superior management talent for the benefit of the Company. As with Mr. Budorick's employment agreement, any new or materially modified agreements will not contain provisions for perquisites that are considered poor pay practices.

Accounting for Compensation Elements

        The tax and accounting implications associated with the key elements of our executive compensation are set forth below:

  •
  Salary is expensed as incurred.

  •
  Annual cash incentive awards are recognized over the period to which such awards relate.

  •
  Option, restricted share and PSU grants are recognized over the period during which the employee is required to provide service in exchange for the award (generally the vesting or performance period).

Tax Compliance Policy

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the deductibility on certain corporations' income tax return to compensation of $1 million for NEOs. Certain performance-based compensation plans are excluded from this limitation provided that the shareholders approve the plan and certain other requirements are met. The Compensation Committee's policy with respect to Section 162(m) is to make reasonable efforts to ensure that compensation is deductible to the extent permitted, while simultaneously providing the Company's NEOs with appropriate rewards for their performance. We did not pay any compensation in 2011 that was not deductible under Section 162(m) of the Internal Revenue Code, and we do not believe that any future nondeductible compensation that is paid will have a material impact on the Company.

        Section 409A of the Code relates to the tax treatment of earnings when a payment the Company is obligated to make to an NEO is deferred to a future tax year. The Company, with the assistance of external counsel, previously completed a review of all its various executive compensation and benefits plans, as well as employment agreements, to ensure compliance with Section 409A.

        Sections 280G and 4999 of the Code relate to a 20% excise tax that may be levied on a payment made to an NEO as a result of a change-in-control if the payment exceeds three times the individual's base earnings (as defined by the Code section). The current employment agreements (except for Mr. Budorick), which were negotiated prior to 2009, include provisions that provide a tax gross-up if subject to the excise tax imposed by 280G. At this time, only Mr. Lingafelter would be due reimbursement under this provision. The Company has determined that it will not enter into any new or materially amended, employment agreements that provide for such tax gross-ups, as reflected by the provisions of Mr. Budorick's recently executed agreement.

Executive Ownership and Capital Accumulation

        We believe that the ownership of shares in the Company by NEOs assists in aligning their interests with those of our shareholders. On February 26, 2009, the Board approved share ownership guidelines for our Trustees and NEOs. The ownership guidelines are as follows:

Role	Value of Common Shares to be Owned
Trustees	3 times annual retainer and fees for four quarterly meetings
Chief Executive Officer	5 times base salary
President	3 times base salary
Chief Operating Officer	3 times base salary
Chief Financial Officer	3 times base salary
Executive Vice President—Development & Construction Services	2 times base salary

        The ownership guidelines generally include common shares beneficially owned by the respective individuals, including unvested restricted shares, certain share equivalents under Company sponsored plans and units in the Company's Operating Partnership owned by such individuals, although the guidelines exclude outstanding stock options and PSUs.

        For Trustees and NEOs in office as of March 1, 2009, the effective date of these Ownership Guidelines was March 1, 2009. For those individuals, the share ownership goal was determined using their retainers or base salaries in effect as of that date and a common share price of $26.18 per share. The share ownership goal under the ownership guidelines for persons assuming a Trustee or executive level position after March 1, 2009 is determined using their retainers or base salaries as of the date they become subject to the ownership guidelines and using the average closing price of our common shares on the NYSE for the 60 trading days prior to such date. Once established, a person's share ownership goal will not change because of changes in his retainer or base salary or fluctuations in our common share price. An individual's share ownership goal will only be re-established upon a change to a different executive position. Generally, individuals will have a five-year period to attain their share ownership goals. Trustees and NEOs subject to the Ownership Guidelines as of March 1, 2009 have until March 1, 2014 to achieve the ownership guidelines. If an individual's share ownership goal increases because of a change in position, a five-year period to achieve the incremental amount of shares will begin on the effective date of the change in position.

        The Committee currently does not explicitly consider the accumulated wealth of the NEOs from prior years' awards under our long-term equity plan in making compensation decisions.

Trading Controls

        NEOs and Trustees are required to receive the permission of Ms. Karen M. Singer, Senior Vice President, General Counsel and Secretary, prior to entering into transactions in Company shares or share equivalents. NEOs and Trustees are subject to black-out periods on the trading of Company shares for a period of time before the completion of each quarter end and a period of time following the release of earnings for each quarter end.

        NEOs and Trustees bear full responsibility if they violate the Company Policy Statement on Securities Trading by permitting shares to be bought or sold without pre-approval by Ms. Singer or when trading is restricted. The Policy Statement on Securities Trading also specifically prohibits NEOs and Trustees from participating in any hedging activities in Company shares.

Compensation and Risk

        We reviewed the elements of executive and non-executive compensation to determine whether they encourage excessive or unintended risk-taking and concluded that:

  •
  significant weighting toward long-term equity compensation discourages short-term risk taking;

  •
  vesting schedules for restricted shares and PSUs cause management to have a significant amount of unvested awards at any time;

  •
  performance goals are set based on a business plan approved by the Board and their achievement does not automatically entitle management to annual cash incentive awards or equity awards, which are at the discretion of the Board;

  •
  the Board exercises approval rights over significant investment decisions that could expose the Company to long-term risks;

  •
  share ownership guidelines suggest management hold a certain amount of our stock such that the NEOs' interests are aligned with shareholders; and

  •
  our clawback policy allows the Company to recoup incentive awards paid to NEOs and certain other key employees, in the event such recoupment is warranted.

Accordingly, we concluded that risks arising from our policies and practices for compensating employees are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

        The following table summarizes the compensation earned by our NEOs for 2011, 2010 and 2009.

Name and Principal Position	Year	Salary	Bonus(1)	Share-Based Compensation Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Randall M. Griffin	2011	$645,000	$—	$2,370,388	$—	$26,223	$3,041,611
Chief Executive Officer(5)	2010	645,000	—	4,351,126	1,031,372	25,512	6,053,010
	2009	625,000	35,062	1,952,296	1,523,438	25,706	4,161,502

Roger A. Waesche, Jr.	2011	485,000	—	1,687,820	—	19,044	2,191,864
President(5)	2010	485,000	—	2,328,783	517,675	13,364	3,344,822
	2009	475,000	—	1,300,216	720,000	16,342	2,511,558

Stephen E. Riffee	2011	415,000	—	1,083,159	—	22,029	1,520,188
Executive Vice President and	2010	415,000	—	1,470,810	455,332	21,775	2,362,917
Chief Financial Officer	2009	400,000	—	735,047	526,000	23,610	1,684,657

Wayne H. Lingafelter	2011	395,000	—	687,317	—	21,927	1,104,244
Executive Vice President of	2010	350,000	—	796,657	376,165	21,775	1,544,597
Development & Construction	2009	325,000	34,250	98,125	385,750	24,093	867,218

Stephen E. Budorick	2011	90,192	33,000	560,750	—	23,024	706,966
Executive Vice President and
Chief Operating Officer(6)

(1)
The amount included in this column for Mr. Budorick represents a signing bonus agreed to by the Company at the commencement of his employment. The amounts included in this column for Messrs. Griffin and Lingafelter represent additional cash amounts awarded in 2010 above the awards determined by results relative to established performance objectives for services performed during 2009. In addition, Mr. Lingafelter's amount includes $20,000 paid in 2009 representing a prorated portion of a signing bonus agreed to by the Company at the commencement of his employment.

(2)
Represents the grant date fair value of PSUs and restricted shares awarded during the calendar year. The settlement value of the PSU award, if any, will be realized by the executive three years from the date of grant based on relative total shareholder return performance over such period of performance. See Notes 2 and 14 to the Company's consolidated financial statements included in the Company's Annual Report for the year ended December 31, 2011 for additional information regarding PSUs and restricted shares. PSUs awarded to Messrs. Waesche, Riffee and Lingafelter in 2010 were surrendered in late 2011.

(3)
Represents annual cash incentive awards paid in 2012, 2011 and 2010 determined by actual performance against the pre-established Company and individual performance objectives as compensation for services performed during 2011, 2010 and 2009, respectively. Mr. Griffin's award is based entirely on achievement of the Company objectives. For 2011, the threshold level of the Company objectives was not achieved, resulting in no payout for this portion of the NEOs' potential award. Also, the Board exercised its discretion and did not award any annual cash incentive payouts to the NEOs with respect to their individual performance objectives, despite their achievement of certain of these individual objectives.

(4)
Refer to the table below entitled "All Other Compensation" for details on these amounts, which include perquisites, auto allowances and personal financial and tax preparation fees paid by the Company on behalf of the officers, Company match on employee contributions to the Company's 401(k) and nonqualified deferred compensation plans, reimbursement for moving costs and milestone service awards received for attaining a certain length of employment with the Company under a program available to the Company's other employees.

(5)
On September 16, 2010, the Board elected Mr. Waesche as President, in addition to his previous duties as Chief Operating Officer. Mr. Griffin, who had served as President, continued in his role as Chief Executive

  Officer. On March 31, 2012, Mr. Griffin will retire and Mr. Waesche will assume the role of Chief Executive Officer.

(6)
Mr. Budorick was appointed as Executive Vice President and Chief Operating Officer effective September 29, 2011.

All Other Compensation

Name	Year	Financial Advice and Tax Preparation Benefits	Auto Allowance and Lease Costs	Johns Hopkins Wellness Program Participation	Matching of Contributions to 401(k) and Deferred Compensation Plans	Other	Total
Randall M. Griffin	2011	$10,300	$7,348	$—	$8,575	$—	$26,223
	2010	9,105	7,832	—	8,575	—	25,512
	2009	10,767	6,364	—	8,575	—	25,706

Roger A. Waesche, Jr.	2011	—	10,469	—	8,575	—	19,044
	2010	—	4,789	—	8,575	—	13,364
	2009	—	4,207	—	8,575	3,560	16,342

Stephen E. Riffee	2011	—	13,200	—	8,575	254	22,029
	2010	—	13,200	—	8,575	—	21,775
	2009	—	13,200	1,683	8,575	152	23,610

Wayne H. Lingafelter	2011	—	13,200	—	8,575	152	21,927
	2010	—	13,200	—	8,575	—	21,775
	2009	—	13,154	2,758	8,130	51	24,093

Stephen E. Budorick(1)	2011	—	—	—	—	23,024	23,024

  (1)
  Represents reimbursement for relocation expenses incurred. Mr. Budorick's agreement does not provide for reimbursement for financial advice, tax preparation fees or auto allowance and lease costs.

 Employment Agreements

        Employment agreements with our NEOs establish various parameters of their compensation, particularly their base salaries and certain benefit entitlements. A description of material terms of these agreements follows:

  •
  Randall M. Griffin is party to an agreement that commenced on April 1, 2005 and expires on March 31, 2012;

  •
  Roger A. Waesche, Jr. is party to an agreement that commenced on July 1, 2002 and expires on June 30, 2013;

  •
  Stephen E. Riffee is party to an agreement that commenced on August 14, 2006 and expires on August 13, 2012;

  •
  Wayne H. Lingafelter is party to an agreement that commenced on January 2, 2009 and expires on January 1, 2015; and

  •
  Stephen E. Budorick is party to an agreement that commenced on September 29, 2011 and expires on September 28, 2014.

        Each of these agreements, except for Mr. Griffin's and Mr. Budorick's, has a continuous and self-renewing one-year term after the basic term unless otherwise indicated by either the Company or the employee prior to a specified point in time during the then current term. No new or materially amended agreements will provide for such an "evergreen" renewal provision, as demonstrated by the term of Mr. Budorick's agreement. All agreements may be terminated by either the Company or the employee at any time on one day's prior notice. Under the employment agreements, the executive officers are required to devote their full business time to our affairs and are prohibited from competing directly or indirectly with us during the term of the agreement and for a period thereafter. The agreements provide that incentive compensation shall be set by the Board upon the Compensation Committee's recommendation. The Board may take action in future years to increase NEO's base salaries. Base salary and allowance for automobile, personal financial planning and income tax preparation as of December 31, 2011 provided for under these agreements are set forth below:

Name of Executive	Base Salary as of December 31, 2011	Allowance for Automobile, Personal Financial Planning and Income Tax Preparation
Randall M. Griffin	$645,000	$21,000
Roger A. Waesche, Jr.	485,000	18,200
Stephen E. Riffee	415,000	18,200
Wayne H. Lingafelter	395,000	18,200
Stephen E. Budorick	350,000	No Provision

        These employment agreements provide for severance packages in the event of (1) termination by us without cause or by the employee based upon constructive termination or discharge or (2) a change of control of Corporate Office Properties Trust, as defined in the agreements. These provisions are discussed further in the section below entitled "Potential Payments on Termination, Change in Control, Death or Disability."

2011 Grants of Plan-Based Awards

        The following table sets forth information about equity and non-equity awards granted to the NEOs for 2011.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(2)						All Other Stock Awards: Number of Shares of Stock (#)(4)
						Estimated Possible Payouts Under Equity Incentive Plan Awards (#)(3)				Grant Date Fair Value of Stock Awards ($)(3)(4)(5)
	Grant Type	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)
Name						Threshold	Target	Maximum
Randall M. Griffin	Annual	3/3/2011	$645,000	$1,128,750	$1,612,500
	Restricted	3/3/2011							67,398	$2,370,388
Roger A. Waesche, Jr.	Annual	3/3/2011	412,250	606,250	848,750
	PSU	3/3/2011				13,881	27,762	55,524		1,364,502
	Restricted	3/3/2011							9,193	323,318
Stephen E. Riffee	Annual	3/3/2011	352,750	477,250	581,000
	PSU	3/3/2011				8,908	17,816	35,632		875,656
	Restricted	3/3/2011							5,900	207,503
Wayne H. Lingafelter	Annual	3/3/2011	335,750	454,250	553,000
	PSU	3/3/2011				5,653	11,305	22,610		555,641
	Restricted	3/3/2011							3,744	131,676
Stephen E. Budorick(6)	Annual	9/29/2011	74,375	100,625	122,500
	Restricted	9/29/2011							25,000	560,750

(1)
March 3, 2011 is the date on which the Board established the range of potential cash annual incentive awards for 2011 performance by NEOs employed as of that date. March 3, 2011 is also the date on which the Board made grants of PSUs and restricted shares under the long-term equity incentive program for such NEOs employed as of that date.

(2)
As described in the section entitled "Compensation Discussion and Analysis," the Board approved annual cash incentive awards for the NEOs, as a percentage of base salary, for three levels of performance. These columns show the estimated future payouts of annual incentive awards for the three levels of performance approved by the Board for 2011, as converted from the percentages of 2011 base salary. Based on the failure to achieve the Company objectives, and the Board's exercise of discretion in relation to individual performance objectives, no non-equity incentive award payouts were made with respect to 2011 performance.

(3)
The Target column reflects the PSU awards made under the long-term incentive plan approved by the Board on March 3, 2011. The Threshold and Maximum columns reflect the estimated payout at those levels as indicated by the terms of the PSU award agreement described in the section of this proxy statement entitled "Compensation Discussion and Analysis." The actual awards distributed in 2014 will be a function entirely of the Company's total shareholder return performance over the defined performance period in comparison to peers. At the end of the performance period, the Company, in settlement of the award, will issue a number of fully-vested common shares equal to the sum of: (1) the number of earned PSUs in settlement of the award plan; and (2) the aggregate dividends that would have been paid with respect to the common shares issued in settlement of the earned PSUs through the date of settlement had such shares been issued on the grant date, divided by the share price on such settlement date, as defined under the terms of the agreement.

(4)
For the executives other than Mr, Budorick, this column reflects the restricted share awards made under the long-term incentive plan. The award to Mr. Budorick reflected in this column represents shares awarded upon the commencement of his employment. These shares vest as the individual remains with the Company as follows: shares awarded under the long-term incentive plan in equal one-third increments annually over a three-year period; and shares awarded upon the commencement of Mr. Budorick's employment in equal 20% increments annually over a five year period.

(5)
The grant date fair value of PSUs was $49.15 per PSU as calculated using a Monte Carlo model, which included assumptions of, among other things, the following: baseline common share value of $35.17; expected volatility for our common shares of 61.1%; and risk-free interest rate of 1.32%. The grant date fair value of restricted shares was calculated using the closing common share price on the NYSE on March 3, 2011 of $35.17.

 Outstanding Equity Awards at December 31, 2011

        The table below provides information about unvested restricted shares and unearned PSUs at December 31, 2011 for the NEOs.

		Stock Awards
Name	Grant Date	Number of Shares That Have Not Vested(1)	Market Value of Shares That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Units(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units($)(4)
Randall M. Griffin	2/26/2009	26,073	$554,312	—	$—
	3/4/2010	36,704	780,327	24,532	521,550
	3/3/2011	67,398	1,432,881	—	—

Roger A. Waesche, Jr.	2/26/2009	17,364	369,159	—	—
	3/4/2010	16,737	355,829	—	—
	3/3/2011	9,193	195,443	14,958	318,007

Stephen E. Riffee	2/28/2008	30,000	637,800	—	—
	2/26/2009	9,817	208,709	—	—
	3/4/2010	10,571	224,739	—	—
	3/3/2011	5,900	125,434	9,599	204,075

Wayne H. Lingafelter	5/31/2008	8,000	170,080	—	—
	3/1/2009	1,309	27,829	—	—
	3/4/2010	5,726	121,735	—	—
	3/3/2011	3,744	79,597	6,092	129,505

Stephen E. Budorick	9/29/2011	25,000	531,500	—	—

(1)
This column represents the number of restricted shares awarded. The forfeiture restrictions on these awards that were unvested at December 31, 2011 lapsed or will lapse on the following dates:

Grant Date	Vesting Schedule
2/28/2008	100% vests on 2/28/2013.
5/31/2008	50% of the award vests on 5/31/2012 and 50% vests on 5/31/2013.
2/26/2009	100% vested on 3/1/2012.
3/1/2009	100% vested on 3/1/2012.
3/4/2010	50% of the award vested on 3/4/2012 and 50% vests on 3/4/2013 (except for Mr. Griffin's shares, which vest upon the expiration of his term as Trustee on 5/10/2012).
3/3/2011	One third vested on 3/3/2012 and one-third vests on each of the following dates: 3/3/2013 and 3/3/2014 (except for Mr. Griffin's shares, which vest upon the expiration of his term as Trustee on 5/10/2012).
9/29/2011	20% of the award vests on each of the following dates: 12/1/2012, 12/1/2013, 12/1/2014, 12/1/2015 and 12/1/2016.
(2)
This column represents the value of the restricted share awards. The value is calculated by multiplying the number of shares subject to vesting or issuable by $21.26, the closing price of our common shares on the NYSE on December 31, 2011.

(3)
The amount reported in this column represents the number of common shares that would be issuable in settlement of the PSUs at the threshold level of performance, including the effect of aggregate dividends declared through December 31, 2011. The PSUs have a performance period beginning on the grant date and concluding on the earlier of: (1) the date that is three years from the grant date; (2) the date of termination by the Company without cause, the death or disability of the executive or the constructive discharge of the executive (collectively, "qualified termination"); or (3) the date of a sale event. At the end of the performance period, the Company, in settlement of the award, will issue a number of fully-vested common shares equal to the sum of: (1) the number of earned PSUs in settlement of the award plan; and (2) the aggregate dividends that would have been paid with respect to the common shares issued in settlement of the earned PSUs through the date of settlement had such shares been issued on the grant date, divided by the share price on such settlement date, as defined under the terms of the agreement.

(4)
This column represents the market value of the PSU awards. The value is calculated by multiplying the number of common shares that would be issuable in settlement of the PSUs at the threshold level of performance, as reported in the previous column, by $21.26, the closing price of our common shares on the NYSE on December 31, 2011. At the end of 2011, our NEOs other than Mr. Griffin, with the approval of the Board, chose to surrender the PSUs awarded to them in 2010. As a result, we recognized all previously unrecognized compensation costs related to the surrendered PSUs in 2011, and will have no further compensation charges in future years in connection with the surrendered PSUs. While the payout of Mr. Griffin's 2010 PSUs will be calculated upon his retirement on March 31, 2012, no payout of that award is anticipated.

Option Exercises and Stock Vested in 2011

        The table below provides information about the value realized on options exercised and restricted shares vesting during 2011 for the NEOs.

	Option Awards		Restricted Share Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Randall M. Griffin	138,068	$3,005,878	76,323	$2,707,180
Roger A. Waesche, Jr.	—	—	39,696	1,409,182
Stephen E. Riffee	—	—	28,028	921,925
Wayne H. Lingafelter	—	—	8,170	288,124

(1)
Value realized on options exercised is calculated by multiplying the difference between the option exercise price and the common share price upon exercise of options by the number of common shares underlying the options.

(2)
Value realized on vesting of restricted shares is calculated by multiplying the average of the high and low common share prices, as reported by the NYSE on the vesting date, by the number of shares vesting.

Nonqualified Deferred Compensation

        The following table shows the contributions, earnings and account balances for the NEOs in the Company's nonqualified deferred compensation plan:

Named Executive	Executive Contributions in 2011(1)	Aggregate (Losses) Earnings in 2011(2)	Aggregate Balance at 12/31/11(3)
Randall M. Griffin	$—	$(417,064)	$2,028,539
Roger A. Waesche, Jr.	—	(20,183)	911,800
Stephen E. Riffee	12,450	1,229	100,573

(1)
The amounts in this column include amounts reflected in the Summary Compensation Table in the salary column, as well as non-equity incentive plan compensation paid in 2011 for 2010.

(2)
The amounts in this column reflect aggregate earnings on participant-directed investments. The nonqualified deferred compensation plan does not pay above-market interest rates.

(3)
The table below sets forth the portions of the amounts included in this column that were reported in the Summary Compensation Table appearing in the Company's proxy statements in this year or in prior years:

	Amounts Reported as Compensation
Named Executive	Current Year	Prior Years	Total
Randall M. Griffin	$—	$1,966,781	$1,966,781
Roger A. Waesche, Jr.	—	538,901	538,901
Stephen E. Riffee	12,450	73,555	86,005

Potential Payments on Termination, Change in Control, Death or Disability

        The employment agreement of Mr. Griffin provides for the following severance package in the event of (1) termination by us without cause or by the executive based upon constructive termination or (2) a change in control of the Company or Mr. Griffin's employer:

  •
  in the event of termination by us without cause or by Mr. Griffin based upon constructive termination, payment equal to his base annual salary multiplied by three plus the average of his three most recent annual incentive awards multiplied by three;

  •
  in the event of a change in control of the Company or Mr. Griffin's employer, payment equal to his base annual salary multiplied by the number of years then remaining in the employment agreement term (but not less than three years) plus the average of his three most recent annual incentive awards multiplied by the number of years then remaining in the employment agreement term (but not less than three years);

  •
  perquisites and benefits for 24 months following termination unless such benefits are available to him through other employment after termination;

  •
  full vesting of previously unvested share options and restricted shares subject to time-based vesting with the right to exercise options for up to 18 months following termination;

  •
  vesting of performance based awards in accordance with the terms of the applicable award agreements; and

  •
  in the case of a change in control, reimbursement for any parachute excise taxes and all Federal and state income or other taxes with respect to payment of the amount of such excise tax, including all such taxes with respect to any such grossing-up amount.

        Mr. Griffin's employment agreement terminates as of March 31, 2012, and we do not expect any of the adverse severance provisions to be triggered.

        The employment agreement of Mr. Waesche provides for the following severance package in the event of (1) termination by us without cause or by Mr. Waesche based upon constructive termination or (2) a change in control of the Company or Mr. Waesche's employer:

  •
  payment equal to his base annual salary multiplied by three;

  •
  payment equal to the average of his three most recent annual incentive awards multiplied by three;

  •
  perquisites and benefits for 24 months following termination unless such benefits are available to him through other employment after termination;

  •
  full vesting of previously unvested share options and restricted shares subject to time-based vesting with the right to exercise options for up to 18 months following termination;

  •
  vesting of performance based awards in accordance with the terms of the applicable award agreements; and

  •
  in the case of a change in control, reimbursement for any parachute excise taxes and all Federal and state income or other taxes with respect to payment of the amount of such excise tax, including all such taxes with respect to any such grossing-up amount.

        The employment agreements of Mr. Riffee and Mr. Lingafelter provide for the following severance package in the event of (1) termination by us without cause or by the executive based upon constructive termination or (2) a change in control of the Company or the executive's employer:

  •
  payment equal to his base annual salary multiplied by three;

  •
  payment equal to the average of his three most recent annual incentive awards multiplied by three;

  •
  perquisites and benefits for 12 months following termination unless such benefits are available to him through other employment after termination;

  •
  full vesting of previously unvested share options and restricted shares subject to time-based vesting with the right to exercise options for up to 18 months following termination;

  •
  vesting of performance based awards in accordance with the terms of the applicable award agreements; and

  •
  in the case of a change in control, reimbursement for any parachute excise taxes and all Federal and state income or other taxes with respect to payment of the amount of such excise tax, including all such taxes with respect to any such grossing-up amount.

        The employment agreement of Mr. Budorick provides for the following severance package in the event of (1) termination by us without cause or by the executive based upon constructive discharge or (2) a change in control of the Company or the executive's employer:

  •
  payment equal to his base annual salary multiplied by (1) two for termination without cause or constructive discharge or (2) 2.99 for a change in control;

  •
  payment equal to the average of his three most recent annual incentive awards multiplied by (1) two for a termination without cause or constructive discharge or (2) 2.99 for a change in control;

  •
  a pro-rated annual incentive cash bonus for the year of termination;

  •
  perquisites and benefits for 12 months following termination unless such benefits are available to him through other employment after termination;

  •
  full vesting of previously unvested restricted shares subject to time-based vesting with the right to exercise options for up to 18 months following termination; and

  •
  vesting of performance based awards in accordance with the terms of the applicable award agreements.

        Under the employment agreements, a termination by us without cause is termination of employment for any reason other than (1) expiration of the term of the employment agreement or any renewal term; (2) termination upon disability; or (3) a "for-cause" termination. A "for-cause" termination is the termination of employment by us on the basis or as a result of (1) a violation by the employee of any applicable law or regulation respecting the Company's business; (2) the employee's conviction of a felony or any crime involving moral turpitude; (3) any act of dishonesty or fraud, or the employee's commission of an act which in the opinion of the Board disqualifies the individual from serving as an NEO or Trustee; (4) the willful or negligent failure of the employee to perform his duties under the employment agreement, which failure continues for a period of 30 days after written notice thereof is given to the individual; or (5) a violation of any provision of the Company's Code of Business Conduct and Ethics by the employee.

        Under the employment agreements, constructive termination is termination initiated by the individual upon being "constructively discharged" by us, which means the occurrence of any of the following events (not in connection with a "for-cause" termination): (1) the employee is not re-elected to, or is removed from, his position, other than as a result of the election or appointment to positions of equal or superior scope and responsibility; (2) the employee shall fail to be vested by the Company with the powers, authority and support services normally attendant to any of said offices; (3) the Company notifies the employee that their employment will be terminated or materially modified in the future or that the employee will be constructively discharged in the future; (4) the Company changes the primary employment location of the employee to a place that is more than 50 miles from the primary employment location as of the date of the employment agreement; or (5) the Company otherwise commits a material breach of its obligations under the employment agreement.

        Under the employment agreements, a change in control means the occurrence of any of the following during the term of the employment agreement: (1) the consummation of the acquisition by any person, (as such term is defined in Section 13(d) or 14(d) of the Exchange Act of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power embodied in the then outstanding voting securities of the Company or the employee's employer; (2) the consummation of: (a) a merger or consolidation of the Company or the employee's employer, if the shareholders of the Company or the employer of the employee immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as was represented by their ownership of the combined voting power of the voting securities of the Company or the employee's employer outstanding immediately before such merger or consolidation; or (b) the sale or other disposition of all or substantially all of the assets of the Company or the employer of the employee; or (3) approval by the shareholders of the Company or the employer of the employee of a complete or substantial liquidation or dissolution of the Company or the employer of the employee.

        In the event of death or disability, the employment agreements provide for the full vesting of all options and restricted shares subject to time-based vesting granted to executive officers under any stock plan or similar program. Vesting of performance based awards is in accordance with the terms of the applicable award agreements.

        The table below reflects the payments that may be made to the NEOs pursuant to the provisions discussed above, assuming that the termination event described occurred on December 31, 2011.

Name	Cash Severance Payments(1)	Continuation of Medical/ Welfare Benefits(2)	Value of Restricted Share Vestings(3)	Parachute Excise Tax Gross-Up Payment(4)	Total Termination Benefits
Randall M. Griffin
Premature/Constructive Termination	$5,849,872	$57,516	$2,767,521	$—	$8,674,909
Change in Control	5,849,872	57,516	2,767,521	—	8,674,909
Death or Disability	—	—	2,767,521	—	2,767,521
Roger A. Waesche, Jr.
Premature/Constructive Termination	3,310,675	64,283	920,423	—	4,295,381
Change in Control	3,310,675	64,283	920,423	—	4,295,381
Death or Disability	—	—	920,423	—	920,423
Stephen E. Riffee
Premature/Constructive Termination	2,711,332	32,142	1,196,676	—	3,940,150
Change in Control	2,711,332	32,142	1,196,676	—	3,940,150
Death or Disability	—	—	1,196,676	—	1,196,676
Wayne H. Lingafelter
Premature/Constructive Termination	2,146,542	32,142	399,227	—	2,577,911
Change in Control	2,146,542	32,142	399,227	811,785	3,389,696
Death or Disability	—	—	399,227	—	399,227
Stephen E. Budorick
Premature/Constructive Termination	1,400,000	9,652	531,500	—	1,941,152
Change in Control	2,093,000	9,652	531,500	—	2,634,152
Death or Disability	—	—	531,500	—	531,500

(1)
Cash payments due to the named executive officers upon separation from service within the meaning of Section 409A of the Code would be considered deferred compensation, and as such shall not be payable until the date that is the earlier of: (a) the executive's death; or (b) the later of (i) six months and one day after the executive's separation from service or (ii) March 16, 2012.

(2)
These benefits were computed based on the monthly medical and welfare benefits, auto allowances, and financial planning allowances for the named executive officers as of December 31, 2011 multiplied by the number of months over which such benefits are to continue beyond such executives' employment termination.

(3)
Value on restricted share vestings is calculated by multiplying the number of shares subject to vesting as of December 31, 2011 by $21.26, the closing price of our common shares on the NYSE on December 31, 2011.

(4)
The gross-up payments do not take into account mitigation for payments in consideration of non-competition agreements or as reasonable compensation. The amounts in the table are based on an excise tax rate of 20%, a Federal income tax rate of 35%, a Medicare tax rate of 1.45% and a state income tax rate of 5.50%. While the employment agreements of Messrs. Griffin, Waesche, Riffee and Lingafelter provide for reimbursement of parachute excise taxes and related tax gross-ups, we determined that only Mr. Lingafelter would have excise taxes due in the periods used in the computation. The employment agreement of Mr. Budorick does not provide for reimbursement of parachute excise taxes and related tax gross-ups. We will not enter into any new, or materially amended, employment agreements that provide for gross-up payments, including any new or amended agreement for Mr. Waesche following his promotion to CEO.

Equity Compensation Plan Information

        The table below provides information as of December 31, 2011 regarding our compensation plans under which equity securities are authorized for issuance to employees or non-employees in exchange for consideration in the form of goods and services.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities in Column (a)) (c)
Equity compensation plans approved by security holders	945,422	$36.63	3,274,213	(1)
Equity compensation plans not approved by security holders	—	N/A	—

Total	945,422	$36.63	3,274,213

(1)
Represents awards available to be issued under the Amended and Restated 2008 Omnibus Equity and Incentive Plan; the Plan provides for a maximum of 5,900,000 of the Registrant's common shares of beneficial interest to be issued in the form of share options, share appreciation rights, deferred share awards, restricted share awards, unrestricted share awards, performance shares, dividend equivalent rights and other equity-based awards and for the granting of cash-based awards.

CORPORATE OFFICE PROPERTIES TRUST INVESTOR RELATIONS 6711 COLUMBIA GATEWAY DRIVE, SUITE 300 COLUMBIA, MD 21046 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 9, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 9, 2012. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M42190-P21269 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. CORPORATE OFFICE PROPERTIES TRUST The Board of Trustees recommends that you vote "FOR" the listed nominees: 1. Election of Trustees Nominees: 01) Jay H. Shidler 02) Clay W. Hamlin, III 03) Thomas F. Brady 04) Robert L. Denton 05) Elizabeth A. Hight 06) David M. Jacobstein 07) Steven D. Kesler 08) Richard Szafranski 09) Roger A. Waesche, Jr. 10) Kenneth D. Wethe For Withhold For All All             All                                                Except 0 0 0 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For Against Abstain 000000 The Board of Trustees recommends you vote "FOR" Proposals 2 and 3. 2. Ratification of the Appointment of Independent Registered Public Accounting Firm. 3. Approval, on an Advisory Basis, of Named Executive Officer Compensation. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For address changes and/or comments, please check this box and write them on the back where indicated. 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report is available at www.proxyvote.com. M42191-P21269 CORPORATE OFFICE PROPERTIES TRUST Annual Meeting of Shareholders May 10, 2012 9:30 AM This proxy is solicited by the Board of Trustees This proxy is solicited by the Board of Trustees for use at the Annual Meeting on May 10, 2012. The common shares you hold in this account or in a dividend reinvestment account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted "FOR" Proposals 1, 2 and 3. By signing the proxy, you revoke all prior proxies and appoint Roger A. Waesche, Jr. and Stephen E. Riffee, and each of them acting in the absence of the other, with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side